Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The Clorox Company

(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of The Clorox Company’s (the Company or Clorox) financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. This section should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 9.01, Financial Statements and Supplementary Data, of this Current Report on Form 8-K.

The following sections are included herein:

•	Executive Overview

•	Results of Operations

•	Financial Position and Liquidity

•	Contingencies

•	Quantitative and Qualitative Disclosures about Market Risk

•	Recently Issued Accounting Pronouncements

•	Critical Accounting Policies and Estimates

•	Summary of Non-GAAP Financial Measures

EXECUTIVE OVERVIEW

Clorox is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,200 employees worldwide as of June 30, 2014 and fiscal year 2014 net sales of $5,514. Clorox sells its products primarily through mass retail outlets, e-commerce channels, distributors and medical supply providers. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products, Kingsford® charcoal, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products and Burt’s Bees® natural personal care products. The Company also markets brands for professional services, including Clorox Healthcare® and Dispatch® infection control products for the healthcare industry. The Company manufactures products in more than a dozen countries and markets them in more than 100 countries.

The Company primarily markets its leading brands in midsized categories considered to be financially attractive. Most of the Company’s products compete with other nationally advertised brands within each category and with “private label” brands.

As discussed more fully under the heading “Venezuela Discontinued Operations” below, the Company’s Venezuela affiliate, Corporación Clorox de Venezuela S.A. (Clorox Venezuela), discontinued its operations effective September 22, 2014. Clorox Venezuela is a component of the International reportable segment, and included approximately 450 employees as of June 30, 2014. Since this exit occurred subsequent to the filing of the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, the Company has reclassified the financial results of Clorox Venezuela as a discontinued operation in the consolidated financial statements for all periods presented herein.

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Household, Lifestyle and International.

•	Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare® brands.

•	Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

•	Lifestyle consists of food products, water-filtration systems and filters and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® brand.

•	International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers and natural personal care products, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Non-GAAP Financial Measures

This Executive Overview, the succeeding sections of MD&A and Exhibit 99.4 include certain financial measures that are not defined by accounting principles generally accepted in the United States of America (U.S. GAAP). These measures, which are referred to as non-GAAP measures, are listed below.

•	Currency-neutral net sales growth

•	Economic profit (EP)

•	Free cash flow and free cash flow as a percentage of net sales

•	Earnings from continuing operations before interest and taxes (EBIT) margin (the ratio of EBIT to net sales)

•	Debt to earnings from continuing operations before interest, taxes, depreciation and amortization, and noncash intangible asset impairment charges ratio (Adjusted EBITDA ratio)

For a discussion of these measures and the reasons management believes they are useful to investors, refer to “Summary of Non-GAAP Financial Measures” below. For a discussion of the Adjusted EBITDA ratio, please refer to “Credit Arrangements” below. This MD&A and Exhibit 99.4 include reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Fiscal Year 2014 Financial Highlights

A detailed discussion of strategic goals, key initiatives and results of operations are included below. Key fiscal year 2014 financial results are summarized as follows:

•	The Company reported earnings from continuing operations of $579 in fiscal year 2014, compared to $573 in fiscal year 2013, and net cash flows from continuing operations of $786 in fiscal year 2014, compared to $780 in fiscal year 2013.

•	The Company’s fiscal year 2014 net sales remained essentially flat (decreasing by 0.3%, from $5,533 in fiscal year 2013 to $5,514 in fiscal year 2014), reflecting the impact of unfavorable foreign currency exchange rates, offset by the benefit of price increases. On a currency-neutral basis, net sales increased 1.8%.

•	Gross margin decreased 50 basis points to 42.7% in fiscal year 2014 from 43.2% in fiscal year 2013, reflecting the impact of higher manufacturing and logistics costs and increased commodity costs, partially offset by the benefits of cost savings and price increases.

•	EP decreased to $423 in fiscal year 2014 compared to $426 in fiscal year 2013 (refer to the reconciliation of EP to earnings from continuing operations before income taxes in Exhibit 99.4).

•	The Company delivered diluted net earnings per share from continuing operations in fiscal year 2014 of $4.39, an increase of approximately 2% from fiscal year 2013 diluted net earnings per share of $4.31.

•	Free cash flow was $649 or 12% of net sales in fiscal year 2014, an increase from $590 or 11% of net sales in fiscal year 2013 (refer to “Free cash flow” below).

•	The Company returned $368 in cash dividends to stockholders in fiscal year 2014, and in May 2014 announced an increase of 4% in the annual cash dividend to $2.96 per share from $2.84 per share. In fiscal year 2014, the Company repurchased a total of 3 million shares of its common stock at a cost of approximately $260.

Venezuela Discontinued Operations

On September 22, 2014, Clorox Venezuela announced that it was discontinuing its operations, effective immediately, and seeking to sell its assets. Since fiscal year 2012, Clorox Venezuela was required to sell more than two thirds of its products at prices frozen by the Venezuelan government. During this same period, Clorox Venezuela experienced successive years of hyperinflation resulting in significant sustained increases in its input costs, including packaging, raw materials, transportation and wages. As a result, Clorox Venezuela had been selling its products at a loss, resulting in ongoing operating losses. Clorox Venezuela repeatedly met with government authorities in an effort to help them understand the rapidly declining state of the business, including the need for immediate, significant and ongoing price increases and other critical remedial actions to address these adverse impacts. Based on the Venezuelan government’s representations, Clorox Venezuela had expected significant price increases would be forthcoming much earlier; however, the price increases subsequently approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss into the foreseeable future. As such, Clorox Venezuela was no longer financially viable and was forced to discontinue its operations.

On September 26, 2014, the Company reported that Venezuelan Vice President Jorge Arreaza announced, with endorsement by President Nicolás Maduro, that the Venezuelan government had occupied the Santa Lucía and Guacara production facilities of Clorox Venezuela. On November 6, 2014, the Company reported that the Venezuelan government had published a resolution granting a government-sponsored Special Administrative Board full authority to restart and operate the business of Clorox Venezuela, thereby reaffirming the government’s expropriation of Clorox Venezuela’s assets. Further, President Nicolás Maduro announced the government’s intention to facilitate the resumed production of bleach and other cleaning products at Clorox Venezuela plants. He also announced his approval of a financial credit to invest in raw materials and production at the plants. These actions by the Venezuelan government were taken without the consent or involvement of Clorox Venezuela, its parent Clorox Spain S.L. (Clorox Spain) or any of their affiliates. Clorox Venezuela, Clorox Spain and their affiliates reserved their rights under all applicable laws and treaties.

Strategic Goals and Initiatives

In fiscal year 2014, Clorox introduced its 2020 Strategy, its strategic growth plan which directs the Company to the highest value opportunities for long-term, profitable growth and strong stockholder returns through the year 2020.

The long-term financial goals reflected in the Company’s 2020 Strategy include annual net sales growth of 3-5%, market share growth, annual EBIT margin growth between 25-50 basis points and annual free cash flow as a percentage of net sales of about 10-12%, which Clorox anticipates using to invest in the business, maintain debt leverage within its target range and return excess cash to stockholders.

In fiscal year 2015, Clorox anticipates certain continuing challenges to impact its sales results, including unfavorable foreign currency exchange rates, particularly in Argentina, soft U.S. retail categories and heightened competitive activity. The Company’s priority in fiscal year 2015 is to reinvigorate its categories and grow its overall market share by increasing investment in demand-building programs, including trade promotion, advertising and consumer promotion. The Company is also focused on product innovation, with a goal to deliver 3% incremental sales growth from new products, line extensions and product improvements in fiscal year 2015.

Clorox is focused on enhancing its “3D” demand-creation model of Desire, Decide and Delight capabilities to ensure more targeted messaging for consumers that reinforces the value proposition of its brands, including marketing communications that drive consumer desire, in-store promotions that compel purchase decisions at the point of decide, and superior products that delight consumers.

Clorox will continue to reshape its portfolio toward businesses aligned with the four consumer megatrends of health and wellness, sustainability, consumer fragmentation and affordability/value. The Company is focused on growing its U.S. retail, professional products and international businesses: growing U.S. retail businesses through execution of its “3D” demand creation model, growing professional products by expanding its healthcare business organically and through bolt-on acquisitions, and growing international businesses by primarily focusing on existing markets where the Company has significant scale and competitive advantage.

Clorox’s 2020 Strategy priorities include driving net sales growth and margin improvement. The Company anticipates improving its margins by reducing exposure to inflation in its products and operations, continuing to slow the growth of selling and administrative expenses by driving out low-value activity and rebuilding margin in its international businesses. The Company’s 2020 Strategy also includes a goal to increase its total brand-building investment over time.

Looking forward, the Company will continue to execute against its 2020 Strategy to deliver profitable growth and long-term stockholder value.

RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2014 to fiscal year 2013, and fiscal year 2013 to fiscal year 2012, with percentage and basis point calculations based on rounded numbers, except as noted.

CONSOLIDATED RESULTS

Continuing operations

Net sales in fiscal year 2014 remained essentially flat. Volume increased 0.6%, reflecting higher shipments of cleaning and healthcare products in the professional products business; higher shipments of charcoal products, primarily behind strong merchandising activities and improved weather conditions; higher shipments of Clorox® liquid bleach, driven by product innovation; and higher shipments of Hidden Valley® dry and bottled salad dressings, primarily due to continued category growth and increased merchandising activity. These increases were partially offset by lower shipments due to heightened competitive activity in the disinfecting wipes category, including the distribution loss of Clorox® disinfecting wipes at a major club customer; and lower shipments of Glad® trash bags, primarily due to a price increase in the second half of the fiscal year. The variance between volume and net sales was primarily due to unfavorable foreign currency exchange rates (210 basis points), partially offset by the benefit of price increases (150 basis points). On a currency-neutral basis, net sales increased about 1.8%.

Net sales in fiscal year 2013 increased 3%. Volume was flat, reflecting higher shipments in the professional products business, primarily due to base healthcare and cleaning business strength and the benefit of acquisitions in fiscal year 2012; higher shipments of Glad® premium trash bags, primarily due to new product innovation and increased merchandising events; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities and a heightened flu season; higher shipments of Hidden Valley® products behind strong merchandising activity and innovation; higher shipments of Burt’s Bees® natural personal care products, primarily driven by new product innovation and promotional events; and higher shipments of the new concentrated Clorox® liquid bleach. These increases were offset by lower shipments of charcoal products, primarily due to poor weather conditions and price increases; the exit from international nonstrategic export businesses; lower shipments of Brita® water-filtration products, primarily due to decreased merchandising activities, price increases and a comparison to strong volume in the prior year behind the launch of the Brita® Bottle; lower shipments of Glad® base trash bags, primarily due to decreased merchandising and a shift to premium trash products, and Glad® food storage products, primarily due to distribution losses; lower shipments of Clorox 2® stain fighter and color booster, primarily due to category softness and distribution losses; and lower shipments in Canada. Net sales growth outpaced volume primarily due to the benefit of price increases (270 basis points), partially offset by unfavorable foreign currency exchange rates (50 basis points).

Gross profit decreased 1% in fiscal year 2014, from $2,391 to $2,356, and gross margin, defined as gross profit as a percentage of net sales, decreased 50 basis points from 43.2% to 42.7%. Gross margin decline in fiscal year 2014 was driven by 120 basis points from higher manufacturing and logistics costs, including the impact of continued inflation in Argentina, and 110 basis points from higher commodity costs. These factors were partially offset by 140 basis points from cost savings and 70 basis points from the benefit of price increases.

Gross profit increased 5% in fiscal year 2013, from $2,272 to $2,391, and gross margin increased 100 basis points from 42.2% to 43.2%. Gross margin expansion in fiscal year 2013 was driven by 170 basis points from cost savings and 130 basis points from the benefit of price increases. These factors were partially offset by 150 basis points from higher manufacturing and logistics costs, including the impact of inflationary pressures in Argentina.

Expenses

				% Change		% of Net sales
	2014	2013	2012	2014 to 2013	2013 to 2012	2014	2013	2012
Selling and administrative expenses	$751	$793	$783	(5)%	1%	13.6%	14.3%	14.6%
Advertising costs	503	498	477	1	4	9.1	9.0	8.9
Research and development costs	125	130	121	(4)	7	2.3	2.3	2.2

Selling and administrative expenses decreased 5% in fiscal year 2014, primarily driven by lower employee incentive compensation costs, cost savings and a comparison to one-time costs associated with an information technology (IT) systems implementation in Latin America incurred in fiscal year 2013. These decreases were partially offset by one-time costs related to the transition to new IT service providers in fiscal year 2014.

Selling and administrative expenses increased 1% in fiscal year 2013, primarily driven by higher wages and employee benefits, largely due to international inflation, as well as investments made in systems and processes to support the long-term growth of the Burt’s Bees® business. These increases were largely offset by prior-year non-repeating advisory fees related to a withdrawn proxy contest, as well as lower employee incentive compensation costs and cost savings in fiscal year 2013.

Advertising costs as a percentage of sales increased slightly during fiscal year 2014, reflecting an increase in spending across our U.S. retail and international markets.

Advertising costs as a percentage of sales increased slightly during fiscal year 2013. Activity was primarily in support of new products, including the launch of new concentrated Clorox® liquid bleach and Burt’s Bees® natural personal care products.

Research and development costs were flat as a percentage of net sales in fiscal year 2014, and were impacted by lower employee incentive compensation costs.

Research and development costs increased slightly as a percentage of net sales in fiscal year 2013, primarily driven by costs related to the investment in and transition to the Company’s Pleasanton, Calif., research and development facility.

Interest expense, other income, net, and the effective tax rate on income from continuing operations

	2014	2013	2012
Interest expense	103	122	125
Other income, net	(10)	(4)	(12)
Income taxes on continuing operations	305	279	243

Interest expense decreased $19 and $3 in fiscal years 2014 and 2013, respectively, primarily due to a lower weighted-average interest rate on long-term debt resulting from the issuance of senior notes in September 2012 and the maturities of senior notes in October 2012 and March 2013.

Other income, net, of $(10) in fiscal year 2014 included $(13) of income from equity investees, $(5) of insurance and litigation settlements and other smaller items, partially offset by $8 of amortization of trademarks and other intangible assets and $3 of noncash trademark impairment charges.

Other income, net, of $(4) in fiscal year 2013 included $(12) of income from equity investees, $(4) from gains on fixed asset sales, net and $(4) of low-income housing partnership gains, partially offset by $9 of amortization of trademarks and other intangible assets and $8 of foreign currency exchange losses.

Other income, net, of $(12) in fiscal year 2012 included $(11) of income from equity investees and $(6) of income from transition services related to the Company’s sale of its global auto care businesses, partially offset by $9 of amortization of trademarks and other intangible assets.

The effective tax rate on earnings from continuing operations was 34.6%, 32.7% and 31.3% in fiscal years 2014, 2013 and 2012, respectively. The increase in the fiscal year 2014 effective tax rate was primarily due to favorable tax settlements in the prior periods and higher taxes on foreign earnings in the current period. The higher effective tax rate in fiscal year 2013 compared to fiscal year 2012 was primarily due to lower taxes on foreign earnings and higher uncertain tax position releases in fiscal year 2012.

Diluted net earnings per share from continuing operations

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Diluted net earnings per share from continuing operations	$4.39	$4.31	$4.05	1.9%	6.4%

Diluted net earnings per share (EPS) from continuing operations increased $0.08 in fiscal year 2014, driven by the benefits of cost savings, price increases and reduced employee incentive compensation costs, reflecting significantly lower year-over-year payouts, as well as lower interest expense. These factors were partially offset by higher manufacturing and logistics costs, higher commodity costs, incremental demand-building investments, unfavorable foreign currency exchange rates and a higher effective tax rate.

Diluted net EPS from continuing operations increased $0.26 in fiscal year 2013, driven by strong cost savings and the benefits of price increases. These factors were partially offset by higher manufacturing and logistics costs and other supply chain costs, unfavorable foreign currency exchange rates and a higher effective tax rate.

Free cash flow

	2014	2013	2012
Net cash provided by continuing operations	$786	$780	$622
Less: capital expenditures	(137)	(190)	(189)

Free cash flow	$649	$590	$433

Free cash flow as a percentage of net sales	11.8%	10.7%	8.0%

Free cash flow as a percentage of net sales increased in fiscal year 2014, primarily due to lower capital expenditures.

Free cash flow as a percentage of net sales increased in fiscal year 2013, primarily due to favorable changes in working capital, the prior year settlement of interest rate forward contracts and higher earnings.

Discontinued Operations

The following table provides summary net sales results for Clorox Venezuela and a breakdown of losses from discontinued operations for the years ended June 30:

	2014	2013	2012
Net sales for Clorox Venezuela	$77	$90	$89

Operating (losses) earnings from Clorox Venezuela before income taxes	(23)	1	13
Income tax benefit (expense) attributable to Clorox Venezuela	6	—	(5)

Operating (losses) earnings from Clorox Venezuela, net of tax	(17)	1	8
Losses from other discontinued operations, net of tax	(4)	(2)	(2)

(Losses) earnings from discontinued operations, net of tax	$(21)	$(1)	$6

The trend in operating (losses) earnings from Clorox Venezuela for the above periods reflects the conditions discussed previously under the heading “Venezuela Discontinued Operations.” Also, results for fiscal year 2014 include a non-tax deductible re-measurement loss of $10, reflecting the effective devaluation from the CENCOEX rate of 6.3 bolivares fuertes (VEF) to U.S. dollars (USD) to the June 30, 2014, posted SICAD I rate of 10.6.

SEGMENT RESULTS FROM CONTINUING OPERATIONS

The following presents the results from continuing operations of the Company’s reportable segments and certain unallocated costs reflected in Corporate (see Note 20 of the Notes to Consolidated Financial Statements for a reconciliation of segment results to consolidated results):

Cleaning

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$1,776	$1,783	$1,692	—%	5%
Earnings from continuing operations before income taxes	428	420	381	2	10

Fiscal year 2014 versus fiscal year 2013: Net sales were flat and earnings from continuing operations before income taxes increased, while volume decreased during fiscal year 2014. Volume in the Cleaning segment decreased 1%, driven by lower shipments due to heightened competitive activity in the disinfecting wipes category, including the distribution loss of Clorox® disinfecting wipes at a major club customer. These decreases were partially offset by higher shipments of cleaning and healthcare products in the professional products business, and higher shipments of Clorox® liquid bleach driven by product innovation. The variance between net sales and volume was primarily due to the benefit of price increases (60 basis points) and other smaller items, partially offset by higher trade-promotion spending (60 basis points). The increase in earnings from continuing operations before income taxes was driven by $33 of cost savings, primarily related to the Company’s conversion to concentrated bleach in fiscal year 2013, $12 of lower employee incentive compensation costs and various manufacturing and other efficiencies. These increases were partially offset by $16 of increased commodity costs, primarily resin, $10 of incremental demand-building investments and other individually smaller items.

Fiscal year 2013 versus fiscal year 2012: Net sales, volume and earnings from continuing operations before income taxes increased during fiscal year 2013. Volume in the Cleaning segment increased 3%, driven by higher shipments in the professional products business, primarily due to base healthcare and cleaning business strength and the benefit of acquisitions in fiscal year 2012; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities and a heightened flu season; and higher shipments of the new concentrated Clorox® liquid bleach. These increases were partially offset by lower shipments of Clorox 2® stain fighter and color booster due to category softness and distribution losses, and lower shipments of Pine-Sol® cleaners, primarily due to price increases. Net sales growth outpaced volume growth primarily due to the benefit of price increases (170 basis points). The increase in earnings from continuing operations before income taxes was primarily due to higher net sales and $35 of cost savings, primarily related to concentrated Clorox® liquid bleach and package redesign. These increases were partially offset by $24 of higher manufacturing and logistics and other supply chain costs, $13 of higher selling and administrative costs, primarily related to the acquisitions in fiscal year 2012 and costs associated with the transition to concentrated Clorox® liquid bleach and $10 of higher advertising and sales promotion expenses, primarily in support of concentrated Clorox® liquid bleach.

Household

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$1,709	$1,693	$1,676	1%	1%
Earnings from continuing operations before income taxes	326	336	298	(3)	13

Fiscal year 2014 versus fiscal year 2013: Net sales and volume increased, while earnings from continuing operations before income taxes decreased during fiscal year 2014. Volume in the Household segment increased 1%, driven by higher shipments of charcoal products due to strong merchandising activities and improved weather conditions, partially offset by lower shipments of Glad® trash bags, primarily due to a price increase in the second half of fiscal year 2014. The decrease in earnings from continuing operations before income taxes was driven by $37 of higher commodity costs, primarily resin, $19 of higher manufacturing and logistics costs, including one-time supply chain costs in order to meet strong customer demand for charcoal products and other individually smaller items. These decreases were partially offset by $21 of cost savings, higher sales and $11 of lower employee incentive compensation costs.

Fiscal year 2013 versus fiscal year 2012: Net sales and earnings from continuing operations before income taxes increased, while volume decreased during fiscal year 2013. Volume in the Household segment decreased 3%, driven by lower shipments of charcoal products due to poor weather conditions and price increases, and lower shipments of Glad® base trash bags, primarily due to decreased merchandising and a shift to premium trash products, and Glad® food storage products, primarily due to distribution losses. These decreases were partially offset by higher shipments of Glad® premium trash bags primarily due to new product innovation and increased merchandising events. The variance between net sales and volume was primarily due to the benefit of price increases (340 basis points). The increase in earnings from continuing operations before income taxes was driven by $31 of cost savings, primarily related to various manufacturing efficiencies, and $26 from the benefit of price increases, partially offset by $15 of higher manufacturing and logistics and other supply chain costs.

Lifestyle

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$936	$929	$901	1%	3%
Earnings from continuing operations before income taxes	258	259	265	—	(2)

Fiscal year 2014 versus fiscal year 2013: Net sales and volume increased, while earnings from continuing operations before income taxes remained flat during fiscal year 2014. Volume in the Lifestyle segment increased 1%, driven by higher shipments of Hidden Valley® dry and bottled salad dressings, primarily due to continued category growth and increased merchandising activity, and higher shipments of Burt’s Bees® natural personal care products, driven by product innovation in lip and face care products. These increases were partially offset by lower shipments of Brita® water-filtration products, primarily due to increased private-label competition and category softness, and decreased merchandising activities. Flat earnings from continuing operations before income taxes reflected $9 of higher demand-building investments, primarily driven by increased advertising and sales promotion expenses in support of Burt’s Bees® natural personal care products, and other individually smaller items, offset by $10 of cost savings, primarily related to various manufacturing and other efficiencies and $7 of lower employee incentive compensation costs.

Fiscal year 2013 versus fiscal year 2012: Net sales and volume increased, while earnings from continuing operations before income taxes decreased during fiscal year 2013. Volume in the Lifestyle segment increased 2%, driven by higher shipments of Hidden Valley® products behind strong merchandising activity and innovation, and higher shipments of Burt’s Bees® natural personal care products, primarily driven by new product innovation and promotional events. These increases were partially offset by lower shipments of Brita® water-filtration products, primarily due to decreased merchandising activities, price increases and a comparison to strong volume in the prior year behind the launch of the Brita® Bottle, and lower shipments of KC Masterpiece® sauces, primarily due to competitive activity. Net sales growth outpaced volume growth primarily due to the benefit of price increases (120 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to approximately $12 of higher other supply chain costs and $8 of higher selling and administrative expenses, both driven, in part, by investments in systems and processes to support the long-term growth of the Burt’s Bees® business, and $7 of higher advertising and sales promotion expenses in support of new products. These increases were partially offset by higher net sales and $10 of cost savings, primarily related to various manufacturing efficiencies.

International

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$1,093	$1,128	$1,110	(3)%	2%
Earnings from continuing operations before income taxes	99	95	106	4	(10)

Fiscal year 2014 versus fiscal year 2013: Net sales decreased, while earnings from continuing operations before income taxes and volume increased during fiscal year 2014. Volume in the International segment increased 2%, driven by higher shipments in Peru, Asia, the Middle East, Europe and Argentina, partially offset by lower shipments in Australia and Colombia. The variance between net sales and volume was primarily due to unfavorable foreign currency exchange rates (1,010 basis points), partially offset by the benefit of price increases (420 basis points) and favorable product mix (110 basis points). While International segment net sales decreased 3% during fiscal year 2014, excluding the negative foreign currency impact of 10%, segment sales grew about 7%. The increase in earnings from continuing operations before income taxes was primarily due to $47 from the benefit of price increases, $22 of cost savings, primarily related to various manufacturing and other efficiencies, $21 of favorable product mix, $12 from one-time costs associated with an IT systems implementation in Latin America incurred in fiscal year 2013 and $9 of lower employee incentive compensation costs. These increases were partially offset by $37 of unfavorable foreign currency exchange rates, primarily in Argentina (see “Argentina” below), $34 of higher manufacturing and logistics and other supply chain costs and $15 of higher selling and administrative costs, both factors mainly driven by continued inflation in Latin America, $11 of higher commodity costs, primarily resin, and $8 of increased advertising and sales promotion costs primarily in Latin America. Also impacting fiscal year 2014 results were noncash tax deductible impairment charges on trademark values totaling $3.

Fiscal year 2013 versus fiscal year 2012: Net sales increased, while volume and earnings from continuing operations before income taxes decreased during fiscal year 2013. Volume in the International segment decreased 3%, driven by the exit from nonstrategic export businesses and lower shipments in Canada, partially offset by higher shipments in Asia and certain regions in Latin America. The variance between net sales and volume was primarily due to the benefit of price increases (460 basis points) and favorable product mix (240 basis points), partially offset by unfavorable foreign currency exchange rates (250 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to $43 of higher manufacturing and logistics and other supply chain costs and $11 of higher selling and administrative costs, both factors reflecting the impact of inflationary pressures in Argentina, $18 of unfavorable foreign currency exchange rates, $16 due to a decrease in volume and $6 due to increased commodity costs, primarily resin. These decreases were partially offset by $51 from the benefit of price increases, $15 of cost savings, primarily related to various manufacturing efficiencies and $13 of favorable product mix.

Argentina

The operating environment in Argentina presents business challenges, including price controls on some of the Company’s products, a devaluing currency and inflation. Although Argentina is not currently designated as a highly inflationary economy for accounting purposes, further volatility and declines in the exchange rate are expected. For the fiscal years ended June 30, 2014, 2013 and 2012, the value of the Argentine peso (ARS) per USD declined 33%, 16% and 9%, respectively. In addition, in July 2014, the Argentine government defaulted on debt payment agreements. Further devaluations of the Argentine peso could have an additional adverse impact on the Company’s net sales and net earnings and increase the risk for impairment of intangible assets and goodwill. As of June 30, 2014, using an exchange rate of 8.1 ARS per USD, the Company’s Argentina subsidiary had total assets of $105, including cash and cash equivalents of $25, net receivables of $20, inventories of $15, net property, plant and equipment of $20 and intangible assets excluding goodwill of $5. Goodwill for Argentina is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40% and reflected the Company’s expectations of continued challenges from the Argentina business consistent with the Company’s current long-range projections. Net sales from the Company’s Argentine subsidiary represented approximately 3%, 4% and 3% of the Company’s consolidated net sales for each of the fiscal years ended June 30, 2014, 2013 and 2012, respectively. The Company is closely monitoring developments in Argentina and is taking steps intended to mitigate the adverse conditions, but there can be no assurances that the Company will be able to mitigate these conditions.

Corporate

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Losses from continuing operations before income taxes	$(227)	$(258)	$(272)	(12)%	(5)%

Corporate includes certain non-allocated administrative costs, interest income, interest expense and other non-operating income and expenses. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

Fiscal year 2014 versus fiscal year 2013: The decrease in losses from continuing operations before income taxes was primarily due to lower interest expense and lower employee incentive compensation costs in fiscal year 2014. These factors were partially offset by one-time costs related to the transition to new IT service providers in fiscal year 2014, higher wages and employee benefit costs in fiscal year 2014 and the gain recorded upon the sale-leaseback of the Company’s Oakland, Calif., general office building in fiscal year 2013.

Fiscal year 2013 versus fiscal year 2012: The decrease in losses from continuing operations before income taxes was primarily due to prior-year non-repeating advisory fees related to a withdrawn proxy contest, as well as lower employee incentive compensation costs in fiscal year 2013. These factors were partially offset by higher wages and employee benefit costs in fiscal year 2013.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the Company’s financial position and liquidity describes its consolidated operating, investing and financing activities, contractual obligations and off-balance sheet arrangements.

The following table summarizes cash activities for the years ended June 30:

	2014	2013	2012
Net cash provided by continuing operations	$786	$780	$622
Net cash used for investing activities from continuing operations	(137)	(51)	(274)
Net cash used for financing activities	(592)	(685)	(321)

The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other income, net. The Company’s cash holdings were as follows as of June 30:

	2014	2013	2012
U.S. dollar balances held by U.S. dollar functional currency subsidiaries and parent	$180	$130	$131
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	132	115	81
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	12	36	35
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	5	18	20

Total	$329	$299	$267

The Company’s total cash balance was $329 as of June 30, 2014, as compared to $299 as of June 30, 2013. The increase of $30 was primarily attributable to $786 of net cash provided by continuing operations and $96 of proceeds from the issuance of common stock for employee stock plans, partially offset by $368 of dividend payments, $260 of share repurchases, $137 of capital expenditures and $60 of repayments of commercial paper borrowings.

The Company’s total cash balance was $299 as of June 30, 2013, as compared to $267 as of June 30, 2012. The increase of $32 was primarily attributable to $780 of net cash provided by continuing operations, $593 of net proceeds from the September 2012 long-term debt issuance, $135 of proceeds from the sale-leaseback of the Company’s general office building in Oakland, Calif., and former Technical and Data Center in Pleasanton, Calif., and $133 of proceeds from the issuance of common stock for employee stock plans and other. These increases were partially offset by $850 of repayments of long-term debt, $335 of dividend payments, $190 of capital expenditures, $128 of share repurchases and $98 of repayments of commercial paper borrowings.

As of June 30, 2014, total current liabilities exceeded total current assets by $243, and, as of June 30, 2013, total current assets exceeded total current liabilities by $286. The year-over-year change was primarily attributable to $575 of current maturities of long-term debt, maturing in January 2015. The Company anticipates that the debt repayment will be made with a combination of debt refinancing and the use of operating cash flows.

Operating Activities

Net cash provided by continuing operations increased to $786 in fiscal year 2014 from $780 in fiscal year 2013. The increase was primarily due to favorable changes in working capital and higher earnings, partially offset by higher tax payments and the company’s funding of liabilities under certain nonqualified deferred compensation plans in fiscal year 2014.

Net cash provided by continuing operations increased to $780 in fiscal year 2013 from $622 in fiscal year 2012. The increase was primarily due to favorable changes in working capital, driven by lower tax payments in fiscal year 2013 as a result of favorable tax settlements, the prior-year settlement of interest rate forward contracts; and higher earnings.

Investing Activities

Capital expenditures were $137, $190 and $189, respectively, in fiscal years 2014, 2013 and 2012. Capital spending as a percentage of net sales was 2.5%, 3.4% and 3.5% for fiscal years 2014, 2013 and 2012, respectively. The decrease in fiscal year 2014 capital spending was driven by prior-period investments in the Company’s Pleasanton, Calif., facility and IT systems implementation in Latin America. The Company estimates fiscal year 2015 capital spending will be approximately 3% of net sales. Capital spending as a percentage of net sales remained essentially flat in fiscal year 2013 compared to fiscal year 2012.

In fiscal year 2013, the Company completed sale-leaseback transactions under which it sold its general office building in Oakland, Calif., and former Technical and Data Center in Pleasanton, Calif., to unrelated parties for combined net proceeds of $135. The Company entered into operating lease agreements with the respective buyers for portions of the buildings for up to 15 years, all of which contain renewal options.

In December 2011, the Company acquired HealthLink, Aplicare, Inc. and Soy Vay Enterprises, Inc., including each business’ workforce, for purchase prices aggregating $97, funded through commercial paper borrowings. The cash paid of $93 represents the aggregate purchase prices less cash acquired. Results for HealthLink and Aplicare, Inc., providers of infection control products for the health care industry, are reflected in the Cleaning reportable segment. Results for Soy Vay Enterprises, Inc., a California-based operation that provides the Company a presence in the market for Asian sauces, are reflected in the Lifestyle reportable segment.

Financing Activities

Capital Resources and Liquidity

Net cash used for financing activities was $592 in fiscal year 2014, as compared to $685 in fiscal year 2013. Net cash used for financing activities was higher in fiscal year 2013 due to repayment of company borrowings following the Company’s sale-leaseback transactions under which it sold its general office building in Oakland, Calif., and former Technical and Data Center in Pleasanton, Calif. This factor was partially offset by an increase in share repurchases and higher dividends paid in fiscal year 2014.

Net cash used for financing activities was $685 in fiscal year 2013, as compared to $321 in fiscal year 2012. The change was primarily due to a reduction in total debt and higher dividends paid during fiscal year 2013, partially offset by fewer share repurchases and an increase in employee stock option exercises in fiscal year 2013.

Senior Notes and Credit Arrangements

In March 2013, $500 in senior notes with an annual fixed interest rate of 5.00% became due and were repaid. The repayment was funded in part with commercial paper borrowings and in part with a portion of the proceeds from the sale-leaseback transaction of the Company’s Oakland, Calif., general office building.

In October 2012, $350 in senior notes with an annual fixed interest rate of 5.45% became due and were repaid. The repayment was funded with a portion of the proceeds from the September 2012 issuance of $600 in senior notes with an annual fixed interest rate of 3.05%, payable semi-annually in March and September, and a maturity date of September 15, 2022. The remaining proceeds from the September 2012 issuance were used to repay commercial paper.

In November 2011, the Company issued $300 in senior notes with an annual fixed interest rate of 3.80%, payable semi-annually in May and November, and a maturity date of November 15, 2021. Proceeds from the notes were used to repay commercial paper.

The senior notes issued in September 2012 and November 2011 rank equally and ratably in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. These notes were issued under the Company’s shelf registration statement filed in November 2011, which allows the Company to offer and sell an unlimited amount of its senior unsecured indebtedness from time to time and expires in November 2014.

As of June 30, 2014, the Company had a $1.1 billion revolving credit agreement, which expires in May 2017. There were no borrowings under the agreement, and the Company believes that borrowings under the revolving credit agreement are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations. The primary restrictive covenant is a maximum ratio of total debt to earnings before interest, taxes, depreciation and amortization and intangible asset impairment (Adjusted EBITDA) for the trailing four quarters (Adjusted EBITDA ratio), as defined in the Company’s revolving credit agreement, of 3.50.

The following table sets forth the calculation of the Adjusted EBITDA ratio as of June 30, using Adjusted EBITDA for the trailing four quarters, as contractually defined:

2014
Earnings from continuing operations	$579
Add back:
Interest expense	103
Income tax expense	305
Depreciation and amortization	177
Noncash intangible asset impairment charges	3
Deduct:
Interest income	3

Adjusted EBITDA	$1,164

Total debt	$2,313

Adjusted EBITDA ratio	1.99

The Company is in compliance with all restrictive covenants and limitations in the credit agreement as of June 30, 2014, and anticipates being in compliance with all restrictive covenants for the foreseeable future. The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit agreement, and currently expects that any drawing on the agreement will be fully funded.

The Company had $44 of foreign and other credit lines as of June 30, 2014; $5 was outstanding and the remainder of $39 was available for borrowing. As of June 30, 2014, $7 of foreign credit lines related to Clorox Venezuela, of which $1 was outstanding.

Based on the Company’s working capital requirements, anticipated ability to generate positive cash flows from operations in the future, investment-grade credit ratings, demonstrated access to long- and short-term credit markets and current borrowing availability under credit agreements, the Company believes it will have the funds necessary to meet its financing requirements and other fixed obligations as they become due. Should the Company undertake other transactions requiring funds in excess of its current cash levels and available credit lines, it would consider the issuance of additional debt or other securities to finance acquisitions, repurchase shares, refinance debt or fund other activities for general business purposes. The Company’s access to or cost of such additional funds could be adversely affected by any decrease in credit ratings, which were the following as of June 30:

	2014		2013
	Short-term	Long-term	Short-term	Long-term
Standard and Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baa1	P-2	Baa1

Share Repurchases and Dividend Payments

On May 13, 2013, the Company’s board of directors terminated the share repurchase programs previously authorized on May 13, 2008, and May 18, 2011, and authorized a new share repurchase program for an aggregate purchase amount of up to $750. This open market share repurchase program is in addition to the Company’s evergreen repurchase program (Evergreen Program), the purpose of which is to offset the impact of stock dilution related to stock-based awards. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2014		2013		2012
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$—	—	$158	2,429
Evergreen Program	260	3,046	128	1,500	67	990

Total	$260	3,046	$128	1,500	$225	3,419

During fiscal years 2014, 2013 and 2012, the Company declared dividends per share of $2.87, $2.63 and $2.44, respectively. During fiscal years 2014, 2013 and 2012, the Company paid dividends per share of $2.84, $2.56 and $2.40, respectively, equivalent to $368, $335 and $315, respectively.

Contractual Obligations

The Company had contractual obligations as of June 30, 2014, payable or maturing in the following fiscal years:

	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt maturities including interest payments (See Note 9)	$668	$359	$54	$442	$30	$993	$2,546
Notes and loans payable (See Note 9)	143	—	—	—	—	—	143
Purchase obligations(1)	246	87	65	51	33	7	489
Operating leases (See Note 16)	47	45	41	37	32	127	329
Payments related to nonqualified postretirement plans (2)	17	17	19	19	16	72	160
Venture Agreement terminal obligation (See Note 11)	—	—	—	—	—	290	290

Total	$1,121	$508	$179	$549	$111	$1,489	$3,957

(1)	Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments and service contracts. Approximately 17% of the Company’s purchase obligations relate to service contracts for information technology that have been outsourced. The raw material contracts included above are entered into during the regular course of business based on expectations of future purchases. Many of these raw material contracts are flexible to allow for changes in the Company’s business and related requirements. If such changes were to occur, the Company believes its exposure could differ from the amounts listed above. Any amounts reflected in the consolidated balance sheets as accounts payable and accrued liabilities are excluded from the table above.
(2)	Represents expected payments through 2024. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s consolidated balance sheets differ from these expected future payments (see Note 19 of the Notes to Consolidated Financial Statements).

As of June 30, 2014, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $71. In the twelve months succeeding June 30, 2014, it is reasonably possible that up to $30 of other unrecognized tax benefits may be recognized. Since the ultimate amount and timing of further cash settlements cannot be predicted due to the high degree of uncertainty, liabilities for uncertain tax positions are excluded from the contractual obligations table (see Note 18 of the Notes to Consolidated Financial Statements).

Off-Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The Company had not recorded any liabilities on the aforementioned guarantees as of June 30, 2014 and 2013.

As of June 30, 2014, the Company was a party to letters of credit of $12, primarily related to one of its insurance carriers, of which $0 had been drawn upon.

CONTINGENCIES

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $14 and $13 as of June 30, 2014 and 2013, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2014 and 2013. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

In October 2012, a Brazilian appellate court issued an adverse decision in a lawsuit pending in Brazil against the Company and one of its wholly owned subsidiaries, The Glad Products Company (Glad). The lawsuit was initially filed in a Brazilian lower court in 2002 by two Brazilian companies and one Uruguayan company (collectively, Petroplus) related to joint venture agreements for the distribution of STP auto-care products in Brazil with three companies that became subsidiaries of the Company as a result of the Company’s merger with First Brands Corporation in January 1999 (collectively, Clorox Subsidiaries). The pending lawsuit seeks indemnification for damages and losses for alleged breaches of the joint venture agreements and abuse of economic power by the Company and Glad. Petroplus had previously unsuccessfully raised the same claims and sought damages from the Company and the Clorox Subsidiaries in an International Chamber of Commerce (ICC) arbitration proceeding in Miami, Florida, filed in 2001. The ICC arbitration panel unanimously ruled against Petroplus in a final decision in November 2003 (Final ICC Arbitration Award). The Final ICC Arbitration Award was ratified by the Superior Court of Justice of Brazil in May 2007 (Foreign Judgment), and the United States District Court for the Southern District of Florida subsequently confirmed the Final ICC Arbitration Award and recognized and adopted the Foreign Judgment as a judgment of the United States District Court for the Southern District of Florida (U.S. Judgment). Despite this, in March 2008, a Brazilian lower court ruled against the Company and Glad in the pending lawsuit and awarded Petroplus R$23 ($13) plus interest. The value of that judgment, including interest and foreign exchange fluctuations as of June 30, 2014, was approximately $39.

Among other defenses, because the Final ICC Arbitration Award, the Foreign Judgment and the U.S. Judgment relate to the same claims as those in the pending lawsuit, the Company believes that Petroplus is precluded from re-litigating these claims. Based on the unfavorable appellate court decision, the Company believes that it is reasonably possible that a loss could be incurred in this matter in excess of amounts accrued, and that the estimated range of such loss in this matter is from $0 to $33. The Company continues to believe that its defenses are meritorious, and has appealed the decision to the highest courts of Brazil. In the first stage of the appellate process, in December 2013, the appellate court declined to admit the Company’s appeals to the highest courts. The Company then appealed directly to the highest courts and in May 2014, the Supreme Court of Justice agreed to consider the Company’s appeal. Expenses related to this litigation and any potential additional loss would be reflected in discontinued operations, consistent with the Company’s classification of expenses related to its discontinued Brazil operations.

In a separate action filed in 2004 by Petroplus, a lower Brazilian court in January 2013 nullified the Final ICC Arbitration Award. The Company believes this judgment is inconsistent with the Foreign Judgment and the U.S. Judgment and that it is without merit. The Company appealed this decision, and the lower court decision was overturned by the appellate court in April 2014. Petroplus has appealed this decision to Brazil’s highest court.

Glad and the Clorox Subsidiaries have also filed separate lawsuits against Petroplus alleging misuse of the STP trademark and related matters, which are currently pending before Brazilian courts, and have taken other legal actions against Petroplus, which are pending. Additionally, in November 2013, the Clorox Subsidiaries initiated a new ICC arbitration seeking damages against Petroplus.

The Company is subject to various lawsuits, claims and other loss contingencies relating to issues such as contract disputes, product liability, patents and trademarks, advertising, and employee and other matters. Based on management’s analysis, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk.

In the normal course of business, where available at a reasonable cost, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Sensitivity Analysis for Derivative Contracts

For fiscal years 2014 and 2013, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, commodity prices or interest rates. The results of the sensitivity analyses for foreign currency derivative contracts, commodity derivative contracts and interest rate contracts are summarized below. Actual changes in foreign exchange rates, commodity prices or interest rates may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

The changes in the fair value of derivatives are recorded as either assets or liabilities in the consolidated balance sheets with an offset to net earnings or other comprehensive income, depending on whether or not, for accounting purposes, the derivative is designated and qualified as a cash flow hedge. During the fiscal years ended June 30, 2014, 2013 and 2012, the Company had no hedging instruments designated as fair value hedges. In the event the Company has contracts not designated as hedges for accounting purposes, the Company recognizes the changes in the fair value of these contracts in other income, net.

Foreign Currency Risk

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. As of June 30, 2014 and 2013, the Company’s foreign currency transactional exposures pertaining to derivative contracts existed with the Canadian, Australian and New Zealand dollars. Based on a hypothetical decrease of 10% in the value of the U.S. dollar against the Canadian, Australian and New Zealand dollars as of June 30, 2014, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease by $10. Based on a hypothetical increase of 10% in the value of the U.S. dollar against the Canadian, Australian and New Zealand dollars as of June 30, 2014, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would increase by $8. Based on a hypothetical decrease or increase of 10% in the value of the U.S. dollar against the Canadian, Australian and New Zealand dollars as of June 30, 2013, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease or increase by $4, with the corresponding impact included in accumulated other comprehensive net losses or other income, net, as appropriate.

Commodity Price Risk

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts, where available at a reasonable cost. During fiscal years 2014 and 2013, the Company’s raw materials exposures pertaining to derivative contracts existed with jet fuel, soybean oil and crude oil. Based on a hypothetical decrease or increase of 10% in these commodity prices as of June 30, 2014, and June 30, 2013, the estimated fair value of the Company’s then-existing commodity derivative contracts would decrease or increase by $4 and $5, respectively, with the corresponding impact included in accumulated other comprehensive net losses.

Interest Rate Risk

The Company is exposed to interest rate volatility with regard to existing and anticipated future issuances of debt. Primary exposures related to existing debt include movements in U.S. commercial paper rates. Weighted average interest rates for commercial paper have been less than 1% during fiscal years 2014 and 2013. Assuming average variable rate debt levels during fiscal years 2014 and 2013, a 100 basis point increase in interest rates would increase interest expense from commercial paper by approximately $3 and $2, respectively. Assuming average variable rate debt levels in fiscal years 2014 and 2013, a decrease in interest rates to zero percent would decrease interest expense from commercial paper by $1 in both fiscal years.

The Company is also exposed to interest rate volatility with regard to anticipated future issuances of debt. Primary exposures include movements in U.S. Treasury rates. The Company used interest rate forward contracts to reduce interest rate volatility on fixed rate long-term debt during fiscal year 2014 and 2013. Based on a hypothetical decrease or increase of 100 basis points on the underlying U.S. Treasury rates as of June 30, 2014, the estimated fair value of the Company’s then-existing interest rate derivative contracts would have decreased or increased by $25, with the corresponding impact included in accumulated other comprehensive net losses. The Company had no outstanding interest rate forward contracts as of June 30, 2013.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (FASB) issued an update to current accounting standards, which establishes a single, comprehensive revenue recognition model for all contracts with customers, and will supersede most current revenue recognition guidance. It requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments are effective for the Company beginning in the first quarter of fiscal year 2018. Early adoption is not permitted. The Company is currently in the process of evaluating the impact of the adoption of these requirements on its consolidated financial statements.

In April 2014, the FASB issued an update to current accounting standards, which will change the criteria for reporting discontinued operations. The amendments will also require new disclosures about discontinued operations and disposals of components of an entity that do not qualify for discontinued operations reporting. The amendments are effective for the Company for new disposals (or classifications as held for sale) of components of the Company, should they occur, beginning in the first quarter of fiscal year 2016. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported. The Company does not expect the adoption of the new standard to materially impact its reporting of Clorox Venezuela.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include, among others, assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make the most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to stock-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for trade promotions and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers. Programs include shelf-price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of a promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s trade spending accrual estimates as of June 30, 2014, were to differ by 10%, the impact on net sales would be approximately $10.

Valuation of Intangible Assets and Property, Plant and Equipment

The Company tests its goodwill and other indefinite-lived intangible assets for impairment annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.

Goodwill

Consistent with fiscal year 2013, the Company’s reporting units for goodwill impairment testing purposes are its domestic Strategic Business Units (SBUs), Canada, Latin America and Rest of World. These reporting units are components of the Company’s business that are either operating segments or one level below an operating segment and for which discrete financial information is available that is reviewed by the managers of the respective operating segments. No instances of impairment were identified during the fiscal year 2014 annual impairment review and all of the Company’s reporting units had fair values that significantly exceeded recorded values. However, future changes in the judgments, assumptions and estimates that are used in the impairment testing for goodwill and indefinite-lived intangible assets as described below could result in significantly different estimates of the fair values.

In its evaluation of goodwill impairment, the Company performs either an initial qualitative or quantitative evaluation for each of its reporting units. Factors considered in the qualitative test include maturity and stability of the reporting unit, magnitude of excess fair value over book value from past year’s impairment testing, other reporting unit operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value. If the estimated fair value of any reporting unit is less than its carrying value, the Company performs a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.

To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s three-year long-range plan, which is presented to the Board and gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF include, but are not limited to, future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.

Trademarks and Other Indefinite-Lived Intangible Assets

For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and other intangible assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results.

There were no instances of impairment identified during fiscal years 2013 or 2012. However, as a result of the effective devaluation of the Venezuelan currency in the third quarter of fiscal year 2014, the Company assessed whether recorded values of intangible assets attributable to Clorox Venezuela and goodwill of the reporting unit, which included Venezuela, were impaired. As a result of its assessment, the Company identified indications of impairment and recorded noncash tax deductible impairment charges on trademark values totaling $4. The Company used the relief from royalty method to estimate the fair value of the trademarks. The $4 impairment charge was reflected in the International reportable segment, of which $3 related to continuing operations is reflected in other income, net and $1 related to trademarks held on the books of Clorox Venezuela is reflected in earnings from discontinued operations, net. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, there were no additional indications of impairment of assets in Venezuela.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment, including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews of idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a DCF model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company’s critical accounting policies relate to its stock-based compensation and retirement income programs.

Stock-based Compensation

The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options, performance units and restricted stock. The stock-based compensation expense and related income tax benefit recognized in the consolidated statement of earnings in fiscal year 2014 were $36 and $13, respectively. As of June 30, 2014, there was $37 of unrecognized compensation costs related to non-vested stock options, restricted stock and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of one year. The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative catch-up adjustment in the period of change. During fiscal year 2014, adjustments related to forfeitures totaled $2.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2014 would have increased by $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2014 would have increased by $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, the long-term rate of return on plan assets, employee compensation rates and demographic assumptions to determine the probability and timing of benefit payments. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. The long-term rate of return on plan assets assumption is based on historical returns for similar classes of assets for each asset class and the current asset allocation. The rate is a summation of the estimated return of each asset class weighted by each class’ proportion to the total plan assets. The actual net periodic pension cost could differ from the expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2014, the Company used a beginning-of-year discount rate assumption of 4.4% and a long-term rate of return on plan assets assumption of 6.7%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, as of June 30, 2014, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $55, and decrease fiscal year 2014 pension expense by less than $1. A 100 basis point decrease in the long-term rate of return on plan assets would increase fiscal year 2014 pension expense by $3. At the end of fiscal year 2014, the long-term rate of return is assumed to be 5.3% for the domestic plan assets. This change is a result of the change in the plan’s target investment allocation. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 19 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, statutory carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

SUMMARY OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures included in this MD&A and Exhibit 99.4 and the reasons management believes they are useful to investors are described below. These measures should be considered supplemental in nature and are not intended to be a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these measures may not be the same as similarly named measures presented by other companies.

Free cash flow is calculated as net cash provided by continuing operations less capital expenditures from continuing operations. The Company’s management uses this measure and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Refer to “Free cash flow” and “Free cash flow as a percentage of net sales” above for a reconciliation of these non-GAAP measures.

EBIT represents earnings from continuing operations before income taxes, interest income and interest expense. EBIT margin is the ratio of EBIT to net sales.

Currency-neutral net sales growth represents U.S. GAAP net sales growth excluding the impact of foreign currency exchange rates. The Company’s management believes these measures provide useful additional information to investors about trends in the Company’s core business operations. The following table presents the currency-neutral net sales growth reconciliation for fiscal year 2014:

2014
Net sales growth – GAAP	(0.3)%
Less: foreign exchange impact	(2.1)

Non-GAAP net sales growth (currency-neutral)	1.8%

Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding noncash restructuring-related and intangible asset impairment costs, and interest expense; less an amount of tax based on the effective tax rate and less a charge equal to average capital employed multiplied by the weighted-average cost of capital. EP is a key financial metric the Company’s management uses to evaluate business performance and allocate resources, and is a component in determining management’s incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. Refer to Exhibit 99.4 for a reconciliation of EP to earnings from continuing operations before income taxes.

CAUTIONARY STATEMENT

This Current Report on Form 8-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed below, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed below. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to:

•	risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor unrest and inflationary pressures, particularly in Argentina and other challenging markets;

•	risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions, particularly in Argentina;

•	the ability of Clorox Spain, S.L. to receive compensation for its losses in Venezuela due to the Venezuelan government’s actions, including the direct expropriation of Clorox Venezuela’s assets;

•	intense competition in the Company’s markets;

•	worldwide, regional and local economic conditions and financial market volatility;

•	volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs;

•	the ability of the Company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix;

•	dependence on key customers and risks related to customer consolidation and ordering patterns;

•	costs resulting from government regulations;

•	the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity;

•	supply disruptions and other risks inherent in reliance on a limited base of suppliers;

•	the ability of the Company to implement and generate anticipated cost savings and efficiencies;

•	the success of the Company’s business strategies;

•	the impact of product liability claims and other legal proceedings, including in foreign jurisdictions and the Company’s litigation related to its discontinued operations in Brazil;

•	the ability of the Company to develop and introduce commercially successful products;

•	risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges, including intangible assets and goodwill;

•	risks related to reliance on information technology systems, including potential security breaches, cyber attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions;

•	the Company’s ability to attract and retain key personnel;

•	the Company’s ability to maintain its business reputation and the reputation of its brands;

•	environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances;

•	the impact of natural disasters, terrorism and other events beyond the Company’s control;

•	the Company’s ability to maximize, assert and defend its intellectual property rights;

•	any infringement or claimed infringement by the Company of third-party intellectual property rights;

•	the effect of the Company’s indebtedness and credit rating on its operations and financial results;

•	the Company’s ability to maintain an effective system of internal controls;

•	uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate;

•	the accuracy of the Company’s estimates and assumptions on which its financial statement projections are based;

•	the Company’s ability to pay and declare dividends or repurchase its stock in the future; and

•	the impacts of potential stockholder activism.

The Company’s forward-looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework published in 1992. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2014, and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP, has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2014. Our audits also included the financial statement schedule in Exhibit 99.3. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated August 25, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Francisco, CA
August 25, 2014 except for Note 2, as to which the date is
December 4, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2014, based on the COSO criteria (1992 framework).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2014 of The Clorox Company and our report dated August 25, 2014 except for Note 2, as to which the date is December 4, 2014, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Francisco, CA
August 25, 2014

CONSOLIDATED STATEMENTS OF EARNINGS

The Clorox Company

Years ended June 30
Dollars in millions, except per share amounts	2014	2013	2012
Net sales	$5,514	$5,533	$5,379
Cost of products sold	3,158	3,142	3,107

Gross profit	2,356	2,391	2,272
Selling and administrative expenses	751	793	783
Advertising costs	503	498	477
Research and development costs	125	130	121
Interest expense	103	122	125
Other income, net	(10)	(4)	(12)

Earnings from continuing operations before income taxes	884	852	778
Income taxes on continuing operations	305	279	243

Earnings from continuing operations	579	573	535
(Losses) earnings from discontinued operations, net of tax	(21)	(1)	6

Net earnings	$558	$572	$541

Net earnings (losses) per share
Basic
Continuing operations	$4.47	$4.37	$4.09
Discontinued operations	(0.16)	—	0.05

Basic net earnings per share	$4.31	$4.37	$4.14

Diluted
Continuing operations	$4.39	$4.31	$4.05
Discontinued operations	(0.16)	(0.01)	0.04

Diluted net earnings per share	$4.23	$4.30	$4.09

Weighted average shares outstanding (in thousands)
Basic	129,558	131,075	130,852
Diluted	131,742	132,969	132,310

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

The Clorox Company

Years ended June 30
Dollars in millions	2014	2013	2012
Earnings from continuing operations	$579	$573	$535
(Losses) earnings from discontinued operations, net of tax	(21)	(1)	6

Net earnings	558	572	541

Other comprehensive (losses) income:
Foreign currency translation adjustments, net of tax expense of $11, benefit of $5 and benefit of $1, respectively	(37)	(11)	(41)
Net unrealized (losses) gains on derivatives, net of tax benefit of $6, expense of $1 and benefit of $4, respectively	(9)	3	(37)
Pension and postretirement benefit adjustments, net of tax benefit of $4, expense of $22 and benefit of $37, respectively	(4)	37	(68)

Total other comprehensive (losses) income, net of tax	(50)	29	(146)

Comprehensive income	$508	$601	$395

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

The Clorox Company

As of June 30
Dollars in millions, except per share amounts	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$329	$299
Receivables, net	546	580
Inventories, net	386	394
Other current assets	134	147

Total current assets	1,395	1,420
Property, plant and equipment, net	977	1,021
Goodwill	1,101	1,105
Trademarks, net	547	553
Other intangible assets, net	64	74
Other assets	174	138

Total assets	$4,258	$4,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$143	$202
Current maturities of long-term debt	575	—
Accounts payable	440	413
Accrued liabilities	472	490
Income taxes payable	8	29

Total current liabilities	1,638	1,134
Long-term debt	1,595	2,170
Other liabilities	768	742
Deferred income taxes	103	119

Total liabilities	4,104	4,165

Commitments and contingencies
Stockholders’ equity
Preferred stock: $1.00 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at June 30, 2014 and 2013; and 128,796,228 and 130,366,911 shares outstanding at June 30, 2014 and 2013, respectively	159	159
Additional paid-in capital	709	661
Retained earnings	1,739	1,561
Treasury shares, at cost: 29,945,233 and 28,374,550 shares at June 30, 2014 and 2013, respectively	(2,036)	(1,868)
Accumulated other comprehensive net loss	(417)	(367)

Stockholders’ equity	154	146

Total liabilities and stockholders’ equity	$4,258	$4,311

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

The Clorox Company

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Shares		Accumulated Other Comprehensive Net (Losses) Income
Dollars in millions	Shares (000)	Amount			Shares (000)	Amount		Total
Balance at June 30, 2011	158,741	$159	$632	$1,143	(27,675)	$(1,770)	$(250)	$(86)
Net earnings				541				541
Other comprehensive income							(146)	(146)
Accrued dividends				(320)				(320)
Stock-based compensation			27					27
Other employee stock plan activities			(26)	(14)	1,915	114		74
Treasury stock purchased					(3,419)	(225)		(225)

Balance at June 30, 2012	158,741	159	633	1,350	(29,179)	(1,881)	(396)	(135)
Net earnings				572				572
Other comprehensive loss							29	29
Accrued dividends				(348)				(348)
Stock-based compensation			35					35
Other employee stock plan activities			(7)	(13)	2,304	141		121
Treasury stock purchased					(1,500)	(128)		(128)

Balance at June 30, 2013	158,741	159	661	1,561	(28,375)	(1,868)	(367)	146
Net earnings				558				558
Other comprehensive income							(50)	(50)
Accrued dividends				(374)				(374)
Stock-based compensation			36					36
Other employee stock plan activities			12	(6)	1,476	92		98
Treasury stock purchased					(3,046)	(260)		(260)

Balance at June 30, 2014	158,741	$159	$709	$1,739	(29,945)	$(2,036)	$(417)	$154

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

The Clorox Company

Years ended June 30
Dollars in millions	2014	2013	2012
Operating activities:
Net earnings	$558	$572	$541
Deduct: (Losses) earnings from discontinued operations, net of tax	(21)	(1)	6

Earnings from continuing operations	579	573	535
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	177	180	177
Stock-based compensation	36	35	27
Deferred income taxes	(21)	(8)	(11)
Funding of nonqualified deferred compensation plans	(26)	—	—
Other	32	20	(36)
Changes in:
Receivables, net	20	(10)	(50)
Inventories, net	1	(11)	6
Other current assets	5	12	(2)
Accounts payable and accrued liabilities	(12)	(29)	11
Income taxes payable	(5)	18	(35)

Net cash provided by continuing operations	786	780	622
Net cash used for discontinued operations	(19)	(5)	(10)

Net cash provided by operations	767	775	612

Investing activities:
Capital expenditures	(137)	(190)	(189)
Proceeds from sale-leasebacks, net of transaction costs	—	135	—
Businesses acquired, net of cash acquired	—	—	(93)
Other	—	4	8

Net cash used for investing activities from continuing operations	(137)	(51)	(274)
Net cash used for investing activities by discontinued operations	(1)	(4)	(3)

Net cash used for investing activities	(138)	(55)	(277)

Financing activities:
Notes and loans payable, net	(60)	(98)	(164)
Long-term debt borrowings, net of issuance costs	—	593	297
Long-term debt repayments	—	(850)	—
Treasury stock purchased	(260)	(128)	(225)
Cash dividends paid	(368)	(335)	(315)
Issuance of common stock for employee stock plans and other	96	133	86

Net cash used for financing activities	(592)	(685)	(321)

Effect of exchange rate changes on cash and cash equivalents	(7)	(3)	(6)

Net increase in cash and cash equivalents	30	32	8
Cash and cash equivalents:
Beginning of year	299	267	259

End of year	$329	$299	$267

Supplemental cash flow information:
Interest paid	$76	$129	$123
Income taxes paid, net of refunds	312	263	292
Noncash financing activities:
Cash dividends declared and accrued, but not paid	95	93	85

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Clorox Company

(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass retail outlets, e-commerce channels, distributors and medical supply providers. The consolidated financial statements include the statements of the Company and its wholly owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to the consolidated financial statements to conform to the current year presentation.

As discussed more fully under Note 2 – Discontinued Operations, the Company’s Venezuela affiliate, Corporación Clorox de Venezuela S.A. (Clorox Venezuela), a component of the International reportable segment, discontinued its operations effective September 22, 2014. Since this exit occurred subsequent to the filing of the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, the Company has reclassified the financial results of Clorox Venezuela as a discontinued operation in the consolidated financial statements for all periods presented herein.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgments include assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, the credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued an update to current accounting standards, which establishes a single, comprehensive revenue recognition model for all contracts with customers, and will supersede most current revenue recognition guidance. It requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments are effective for the Company beginning in the first quarter of fiscal year 2018. Early adoption is not permitted. The Company is currently in the process of evaluating the impact of the adoption of these requirements on its consolidated financial statements.

In April 2014, the FASB issued an update to current accounting standards, which will change the criteria for reporting discontinued operations. The amendments will also require new disclosures about discontinued operations and disposals of components of an entity that do not qualify for discontinued operations reporting. The amendments are effective for the Company for new disposals (or classifications as held for sale) of components of the Company, should they occur, beginning in the first quarter of fiscal year 2016. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported. The Company does not expect the adoption of the new standard to materially impact its reporting of Clorox Venezuela.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other income, net. The Company’s cash holdings were as follows as of June 30:

	2014	2013
U.S. dollar balances held by U.S. dollar functional currency subsidiaries and at parent	$180	$130
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	132	115
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	12	36
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	5	18

Total	$329	$299

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives or lives determined by lease contracts of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification.

Estimated
Useful Lives
Buildings and leasehold improvements	10 - 40 years
Land improvements	10 - 30 years
Machinery and equipment	3 - 15 years
Computer equipment	3 - 5 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be fully recoverable. The risk of impairment is initially assessed based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition.

Capitalization of Software Costs

The Company capitalizes certain significant costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees during the application development stage. Costs incurred prior to the application development stage, costs incurred once the application is substantially complete and ready for its intended use and other costs not qualifying for capitalization, including training and maintenance costs, are charged to expense. Capitalized software amortization expense was $22, $21 and $18, in fiscal years 2014, 2013 and 2012, respectively.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually for impairment in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired. With respect to goodwill, the Company performs either a qualitative or quantitative evaluation for each of its reporting units. Factors considered in the qualitative test include maturity and stability of the reporting unit, magnitude of excess fair value over book value from past year’s impairment testing, other reporting unit specific operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment of a reporting unit, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of the reporting unit to its carrying value. If the estimated fair value of any reporting unit is less than its carrying value, the Company performs a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment and compares the estimated fair value of an asset to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company’s estimates of fair value are based primarily on a discounted cash flow or income approach that requires significant management judgment with respect to future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation and a perpetuity growth rate.

Stock-based Compensation

The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options and performance units.

For stock options, the Company estimates the fair value of each award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative catch-up adjustment in the period of change. Compensation expense is recorded by amortizing the grant date fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for stock-based payment arrangements (excess tax benefits) are classified as financing cash inflows.

Employee Benefits

The Company accounts for its defined benefit retirement income and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives or expected lifetime (for frozen plans) of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their employment period on a relatively “smooth” basis and, therefore, the statement of earnings effects of retirement income and retirement health care plans are recognized in the same pattern.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. This method employs an asset smoothing approach. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period or expected lifetime (for frozen plans) of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

Environmental Costs

The Company is involved in certain environmental remediation and ongoing compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to uncertainty regarding the timing of future payments.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for returns, trade promotions, coupons and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities related to these programs for the estimated expenses incurred, but not paid, at the end of each period. Trade-promotion and coupon redemption costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and ongoing assessment of its customers’ credit risk. Receivables were presented net of an allowance for doubtful accounts of $3 and $5 as of June 30, 2014 and 2013, respectively. The Company’s provision for doubtful accounts was $0, $0 and $3 in fiscal years 2014, 2013 and 2012, respectively.

Receivables, net, included non-customer receivables of $15 and $13 as of June 30, 2014 and 2013, respectively.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, depreciation, amortization, direct and indirect labor and operating costs for the Company’s manufacturing and distribution facilities including salary, benefit costs and incentive compensation, and royalties and amortization related to the Company’s Glad Venture Agreement (see Note 11 – Other Liabilities).

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films and labeling. Expenses for fiscal years ended June 30, 2014, 2013 and 2012 were $12, $10 and $10, respectively, all of which were reflected in cost of products sold or discontinued operations, as appropriate, in the consolidated statements of earnings.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Transactions and Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other income, net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in other income, net. Except for Clorox Venezuela as discussed below and in Note 2 – Discontinued Operations, assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, while income and expenses are translated at the average monthly exchange rates during the year.

Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries and joint ventures for which earnings are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Due to a sustained inflationary environment, the financial statements of Clorox Venezuela are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, Clorox Venezuela’s non-U.S. dollar (non-USD) denominated monetary assets and liabilities are remeasured into U.S. dollars (USD) each reporting period with the resulting gains and losses reflected in (losses) earnings from discontinued operations, net.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments

The Company’s use of derivative instruments, principally swaps, futures and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in commodity prices, interest rates and foreign currencies. The Company’s contracts are hedges for transactions with notional amounts and periods consistent with the related exposures and do not constitute investments independent of these exposures.

Most commodity, interest rate and foreign exchange derivative contracts are designated as cash flow hedges of certain forecasted raw material purchases, interest payments and finished goods inventory purchases, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) whether the designation of the hedge is to an underlying exposure and (b) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income depending on whether, for accounting purposes, the derivative is designated and qualifies as a hedge. The Company de-designates cash flow hedge relationships when it determines that the hedge relationships are no longer highly effective or that the forecasted transaction is no longer probable. Upon de-designation of a hedge, the portion of gains or losses on the derivative instrument that was previously accumulated in other comprehensive income remains in accumulated other comprehensive income until the forecasted transaction is recognized in net earnings, or is recognized in net earnings immediately if the forecasted transaction is no longer probable. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value in other income, net. Cash flows from hedging activities are classified as operating activities in the consolidated statements of cash flows.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. DISCONTINUED OPERATIONS

On September 22, 2014, Clorox Venezuela announced that it was discontinuing its operations, effective immediately, and seeking to sell its assets. Since fiscal year 2012, Clorox Venezuela was required to sell more than two thirds of its products at prices frozen by the Venezuelan government. During this same period, Clorox Venezuela experienced successive years of hyperinflation resulting in significant sustained increases in its input costs, including packaging, raw materials, transportation and wages. As a result, Clorox Venezuela had been selling its products at a loss, resulting in ongoing operating losses. Clorox Venezuela repeatedly met with government authorities in an effort to help them understand the rapidly declining state of the business, including the need for immediate, significant and ongoing price increases and other critical remedial actions to address these adverse impacts. Based on the Venezuelan government’s representations, Clorox Venezuela had expected significant price increases would be forthcoming much earlier; however, the price increases subsequently approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss into the foreseeable future. As such, Clorox Venezuela was no longer financially viable and was forced to discontinue its operations.

On September 26, 2014, the Company reported that Venezuelan Vice President Jorge Arreaza announced, with endorsement by President Nicolás Maduro, that the Venezuelan government had occupied the Santa Lucía and Guacara production facilities of Clorox Venezuela. On November 6, 2014, the Company reported that the Venezuelan government had published a resolution granting a government-sponsored Special Administrative Board full authority to restart and operate the business of Clorox Venezuela, thereby reaffirming the government’s expropriation of Clorox Venezuela’s assets. Further, President Nicolás Maduro announced the government’s intention to facilitate the resumed production of bleach and other cleaning products at Clorox Venezuela plants. He also announced his approval of a financial credit to invest in raw materials and production at the plants. These actions by the Venezuelan government were taken without the consent or involvement of Clorox Venezuela, its parent Clorox Spain S.L. (Clorox Spain) or any of their affiliates. Clorox Venezuela, Clorox Spain and their affiliates reserved their rights under all applicable laws and treaties.

NOTE 2. DISCONTINUED OPERATIONS (Continued)

The following table provides summary net sales results for Clorox Venezuela and a breakdown of losses from discontinued operations for the years ended June 30:

	2014	2013	2012
Net sales for Clorox Venezuela	$77	$90	$89

Operating (losses) earnings from Clorox Venezuela before income taxes	(23)	1	13
Income tax benefit (expense) attributable to Clorox Venezuela	6	—	(5)

Operating (losses) earnings from Clorox Venezuela, net of tax	(17)	1	8
Losses from other discontinued operations, net of tax	(4)	(2)	(2)

(Losses) earnings from discontinued operations, net of tax	$(21)	$(1)	$6

Financial Reporting: Hyperinflation and the Selection of Exchange Rates

Due to a sustained inflationary environment, the financial statements of Clorox Venezuela are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, Clorox Venezuela’s non-U.S. dollar (non-USD) monetary assets and liabilities are remeasured into U.S. dollars (USD) each reporting period with the resulting gains and losses now reflected in discontinued operations.

On February 8, 2013, the Venezuelan government announced a devaluation of its currency exchange commission (CADIVI) rate from 4.3 to 6.3 bolivares fuertes (VEF) per USD and the elimination of the alternative currency exchange system, SITME. Prior to February 8, 2013, the Company had been utilizing the rate at which it had been obtaining USD through SITME to remeasure its Venezuelan financial statements, which was 5.7 VEF per USD at the announcement date. In response to these developments, the Company began utilizing the CADIVI rate of 6.3 VEF per USD to translate the financial statements of the Venezuela business.

In March 2013, the Venezuelan government announced the creation of a new alternative currency exchange system, a government-controlled auction process referred to as SICAD I, whereby companies meeting certain qualifications may periodically bid to acquire USD. In January 2014, the Venezuelan government announced further changes to the regulations governing the currency exchange systems. Among the changes was the creation of a new government agency, CENCOEX, to administer the currency exchange mechanism previously administered by CADIVI.

In February 2014, the Venezuelan government established another currency exchange mechanism, SICAD II, that provides an additional method to exchange VEF at exchange rates significantly higher than the CENCOEX and SICAD I rates. As of June 30, 2014, the posted rate of the SICAD II exchange system was 50.0 VEF per USD. Based on an analysis of the published exchange regulations and an assessment of currency requirements applicable to the Venezuela business, the Company concluded that the SICAD I rate was the most appropriate rate for it to use for financial reporting purposes. The Company began using the SICAD I rate to record the results of business operations and remeasure the gain or loss on non-USD monetary assets and liabilities in Venezuela beginning on March 1, 2014. As a result, the Company recorded a non-tax deductible remeasurement loss of $10 for the year ended June 30, 2014, reflecting the effective devaluation from the CENCOEX rate of 6.3 to the June 30, 2014 posted SICAD I rate of 10.6.

As of June 30, 2014, using the SICAD I rate of 10.6, the Venezuela business had total assets of $68 including cash and cash equivalents of $5, a long-term value added tax (VAT) receivable from the Venezuelan government of $9, inventories of $11, net property, plant and equipment of $16, and intangible assets excluding goodwill of $6. Goodwill for Venezuela is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40%.

NOTE 3. BUSINESSES ACQUIRED

In December 2011, the Company acquired HealthLink, Aplicare, Inc. and Soy Vay Enterprises, Inc., including each business’ workforce, for purchase prices aggregating $97, funded through commercial paper borrowings. The cash paid of $93 represents the aggregate purchase prices less cash acquired. Results for HealthLink and Aplicare, Inc., providers of infection control products for the health care industry, are reflected in the Cleaning reportable segment. Results for Soy Vay Enterprises, Inc., a California-based operation that provides the Company a presence in the market for Asian sauces, are reflected in the Lifestyle reportable segment.

NOTE 4. INVENTORIES, NET

Inventories, net, consisted of the following as of June 30:

	2014	2013
Finished goods	$321	$321
Raw materials and packaging	113	121
Work in process	2	3
LIFO allowances	(36)	(40)
Allowances for obsolescence	(14)	(11)

Total	$386	$394

The last-in, first-out (LIFO) method was used to value approximately 34% and 37% of inventories as of June 30, 2014 and 2013, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was a benefit of $2, $3 and $2 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

The Company had inventory consigned to others of $4 and $2 as of June 30, 2014 and 2013, respectively.

During fiscal years 2014, 2013 and 2012, the Company’s inventory obsolescence expense was $13, $12 and $13, respectively.

NOTE 5. OTHER CURRENT ASSETS

Other current assets consisted of the following as of June 30:

	2014	2013
Deferred tax assets	$81	$87
Prepaid expenses	42	41
Other	11	19

Total	$134	$147

As of June 30, 2014 and 2013, Other in the table above included $9 and $13 of restricted cash, respectively. As of June 30, 2014 and 2013, restricted cash of $5 and $10, respectively, was held by a foreign subsidiary as a prepayment received for intercompany services. Subsequent to June 30, 2014, this balance is no longer restricted as all services have been performed. Additionally, as of June 30, 2014 and 2013, the Company had restricted cash of $3 and $3, respectively, held in escrow related to fiscal year 2012 acquisitions.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net, consisted of the following as of June 30:

	2014	2013
Machinery and equipment	$1,593	$1,590
Buildings	506	485
Capitalized software costs	374	362
Land and improvements	122	119
Construction in progress	79	96
Computer equipment	79	80

	2,753	2,732
Less: accumulated depreciation and amortization	(1,776)	(1,711)

Total	$977	$1,021

Depreciation and amortization expense related to property, plant and equipment, net, was $161, $162 and $158 in fiscal years 2014, 2013 and 2012, respectively.

NOTE 7. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill, trademarks and other intangible assets for the fiscal years ended June 30, 2014 and 2013, were as follows:

	Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2012	$323	$244	$85	$460	$1,112
Translation adjustments and other	—	—	—	(7)	(7)

Balance June 30, 2013	$323	$244	$85	$453	$1,105
Translation adjustments and other	—	—	—	(4)	(4)

Balance June 30, 2014	$323	$244	$85	$449	$1,101

	Trademarks			Other intangible assets
	Subject to amortization	Not subject to amortization	Total	Technology and product formulae	Other	Total
Balance June 30, 2012	$19	$537	$556	$23	$63	$86
Amortization	(3)	—	(3)	(9)	(6)	(15)
Translation adjustments and other	—	—	—	5	(2)	3

Balance June 30, 2013	$16	$537	$553	$19	$55	$74
Acquisitions and other additions	—	—	—	—	5	5
Amortization	(1)	—	(1)	(9)	(6)	(15)
Impairment	—	(4)	(4)	—	—	—
Translation adjustments and other	(1)	—	(1)	—	—	—

Balance June 30, 2014	$14	$533	$547	$10	$54	$64

Intangible assets subject to amortization were net of total accumulated amortization of $291 and $275 as of June 30, 2014 and 2013, respectively, of which $22 and $21, respectively, related to trademarks. Total accumulated amortization included $142 and $136 as of June 30, 2014 and 2013, respectively, related to intangible assets subject to amortization that were fully amortized, of which $13 and $13, respectively, related to trademarks. Estimated amortization expense for these intangible assets is $9, $5, $5, $4 and $3 for fiscal years 2015, 2016, 2017, 2018 and 2019, respectively.

In fiscal year 2014, the Company entered into an exclusivity agreement with a manufacturer. In connection with the agreement, the Company recorded an Other Intangible Asset valued at $4 that will be amortized over the 7-year term of the agreement. The agreement may be renewed for an additional 3 years at no cost upon mutual consent.

As a result of the effective devaluation of the Venezuelan currency in the third quarter of fiscal year 2014, the Company assessed whether recorded values of intangible assets attributable to the Venezuela subsidiary and goodwill of the reporting unit which included Venezuela were impaired. As a result of its assessment, the Company identified indications of impairment and recorded noncash tax deductible impairment charges on trademark values totaling $4, which is reflected in the International reportable segment. Of this amount, $3 is related to continuing operations and is reflected in other income, net and $1 is related to trademarks held on the books of Clorox Venezuela and is reflected in earnings from discontinued operations, net. The Company used an income approach, the relief-from-royalty method, to estimate the fair value of the trademarks, and as such, the fair value measurement was classified as Level 3. For a further discussion of Clorox Venezuela’s intangible and other asset balances, refer to Note 2 – Discontinued Operations.

During the fourth quarter of fiscal years 2014, 2013 and 2012, the Company completed its annual impairment tests of goodwill and indefinite-lived intangible assets and no instances of impairment were identified.

NOTE 8. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of June 30:

	2014	2013
Trade and sales promotion	$113	$116
Compensation and employee benefit costs	102	152
Dividends	100	96
Interest	27	27
Insurance	18	20
Derivatives	17	3
Royalties	11	11
Other	84	65

Total	$472	$490

NOTE 9. DEBT

Notes and loans payable, which mature in less than one year, included the following as of June 30:

	2014	2013
Commercial paper	$141	$200
Foreign borrowings	2	2

Total	$143	$202

The weighted average interest rates incurred on average outstanding notes and loans payable during the fiscal years ended June 30, 2014, 2013 and 2012, including fees associated with the Company’s undrawn revolving credit facility, were 0.97%, 1.68% and 0.85%, respectively. The weighted average effective interest rates on commercial paper balances as of June 30, 2014 and 2013, were 0.28% and 0.31%, respectively. The carrying value of notes and loans payable as of June 30, 2014 and 2013, approximated their fair value due to their short maturity.

Long-term debt, carried at face value net of unamortized discounts or premiums, included the following as of June 30.

	2014	2013
Senior unsecured notes and debentures:
5.00%, $575 due January 2015	$575	$575
3.55%, $300 due November 2015	300	300
5.95%, $400 due October 2017	399	399
3.80%, $300 due November 2021	298	298
3.05%, $600 due September 2022	598	598

Total	2,170	2,170
Less: Current maturities of long-term debt	(575)	—

Long-term debt	$1,595	$2,170

The weighted average interest rates incurred on average outstanding long-term debt during the fiscal years ended June 30, 2014, 2013 and 2012, were 4.56%, 4.76% and 5.21%, respectively. The weighted average effective interest rate on long-term debt balances as of June 30, 2014 and 2013, was 4.56%.

In March 2013, $500 in senior notes with an annual fixed interest rate of 5.00% became due and were repaid. The repayment was funded in part with commercial paper borrowings and in part with a portion of the proceeds from the sale-leaseback transaction of the Company’s Oakland, Calif., general office building (Note 11 – Other Liabilities).

In October 2012, $350 in senior notes with an annual fixed interest rate of 5.45% became due and were repaid. The repayment was funded with a portion of the proceeds from the September 2012 issuance of $600 in senior notes with an annual fixed interest rate of 3.05%, payable semi-annually in March and September, and a maturity date of September 15, 2022. The remaining proceeds from the September 2012 issuance were used to repay commercial paper.

In November 2011, the Company issued $300 in senior notes with an annual fixed interest rate of 3.80%, payable semi-annually in May and November, and a maturity date of November 15, 2021. Proceeds from the notes were used to repay commercial paper.

NOTE 9. DEBT (Continued)

The senior notes issued in September 2012 and November 2011 rank equally and ratably in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. These notes were issued under the Company’s shelf registration statement filed in November 2011, which allows the Company to offer and sell an unlimited amount of its senior unsecured indebtedness from time to time and expires in November 2014.

As of June 30, 2014, the Company had interest rate forward contracts with a notional amount of $288 related to the anticipated refinancing of senior notes maturing in January 2015.

The Company’s borrowing capacity under other financing arrangements as of June 30 was as follows:

	2014	2013
Revolving credit facility	$1,100	$1,100
Foreign credit lines	31	32
Other credit lines	13	13

Total	$1,144	$1,145

As of June 30, 2014, the Company had a $1.1 billion revolving credit agreement, which expires in May 2017. There were no borrowings under the agreement, and the Company believes that borrowings under the revolving credit facility are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations, with which the Company was in compliance as of June 30, 2014.

Of the $44 of foreign and other credit lines as of June 30, 2014, $5 was outstanding and the remainder of $39 was available for borrowing. As of June 30, 2014, $7 of foreign credit lines related to Clorox Venezuela, of which $1 was outstanding.

Long-term debt maturities as of June 30, 2014, are $575, $300, $0, $400, $0 and $900 in fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial assets and liabilities carried at fair value in the consolidated balance sheets are required to be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

As of June 30, 2014, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period included derivative financial instruments, which were all classified as Level 2, and trust assets to fund certain of the Company’s nonqualified deferred compensation plans, which were classified as Level 1. As of June 30, 2013, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period included derivative financial instruments, which were all classified as Level 2.

Financial Risk Management and Derivative Instruments

The Company is exposed to certain commodity, interest rate and foreign currency risks related to its ongoing business operations and uses derivative instruments to mitigate its exposure to these risks.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Commodity Price Risk Management

The Company may use commodity exchange traded futures and over-the-counter swap contracts to fix the price of a portion of its forecasted raw material requirements. Contract maturities, which are generally no longer than 2 years, are matched to the length of the raw material purchase contracts. Commodity purchase contracts are measured at fair value using market quotations obtained from commodity derivative dealers.

As of June 30, 2014, the notional amount of commodity derivatives was $36, of which $19 related to jet fuel swaps and $17 related to soybean oil futures. As of June 30, 2013, the notional value of commodity derivatives was $51, of which $32 related to jet fuel swaps and $19 related to soybean oil futures.

Interest Rate Risk Management

The Company may enter into over-the-counter interest rate forward contracts to fix a portion of the benchmark interest rate prior to the anticipated issuance of fixed rate debt. These interest rate forward contracts generally have durations of less than twelve months. The interest rate contracts are measured at fair value using information quoted by U.S. government bond dealers. During fiscal years 2014 and 2013, the Company paid $0 and $4 to settle interest rate forward contracts, respectively, which were reflected in operating cash flows.

As of June 30, 2014 and 2013, the notional amount of interest rate forward contracts was $288 and $0, respectively. The interest rate forward contracts outstanding as of June 30, 2014, were related to the anticipated refinancing of senior notes maturing in January 2015.

Foreign Currency Risk Management

The Company may also enter into certain over-the-counter foreign currency-related derivative contracts to manage a portion of the Company’s foreign exchange risk associated with the purchase of inventory and certain intercompany transactions. These foreign currency contracts generally have durations of no longer than 20 months. The foreign exchange contracts are measured at fair value using information quoted by foreign exchange dealers.

The notional amount of outstanding foreign currency forward contracts used by the Company’s subsidiaries in Canada, Australia and New Zealand to hedge forecasted purchases of inventory were $54, $28 and $5, respectively, as of June 30, 2014, and $18, $22 and $4, respectively, as of June 30, 2013. There were no outstanding contracts to economically hedge foreign exchange risk associated with intercompany transactions as of June 30, 2014 and 2013, respectively.

Counterparty Risk Management

The Company utilizes a variety of financial institutions as counterparties for over-the counter derivative instruments. The Company enters into agreements governing the use of over-the-counter derivative instruments and sets internal limits on the aggregate over-the-counter derivative instrument positions held with each counterparty. Certain terms of these agreements require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. Of the $17 and $3 of the derivative instruments reflected in accrued liabilities as of June 30, 2014 and 2013, respectively, $11 and $3, respectively, contained such terms. As of both June 30, 2014 and 2013, neither the Company nor any counterparty was required to post any collateral.

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the credit ratings, as assigned by Standard & Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. If the Company’s credit ratings were to fall below investment grade, the counterparties to the derivative instruments could request full collateralization on derivative instruments in net liability positions. As of both June 30, 2014 and 2013, the Company and each of its counterparties had been assigned investment grade ratings with both Standard & Poor’s and Moody’s.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Financial Instruments

Derivatives

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as an accounting hedge and, if so, on the type of hedging relationship. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument as a fair value hedge or a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges. The Company does not designate its foreign currency forward contracts for intercompany transactions as accounting hedges. During the fiscal years ended June 30, 2014, 2013 and 2012, the Company had no hedging instruments designated as fair value hedges.

Trust Assets

Beginning in December 2013, the Company holds mutual funds and cash equivalents as part of trusts related to certain of its nonqualified deferred compensation plans. The trusts represent variable interest entities, for which the Company is considered the primary beneficiary, and therefore, trust assets are consolidated and included in other assets in the condensed consolidated balance sheets. The mutual funds are measured at fair value using quoted market prices. The Company has designated these marketable securities as trading investments. The participants in the deferred compensation plans may select among certain mutual funds in which their compensation deferrals are invested in accordance with the terms of the plans and within the confines of the trusts which hold the marketable securities.

The Company’s derivative instruments designated as hedging instruments and trust assets related to certain of the Company’s nonqualified deferred compensation plans were recorded at fair value in the consolidated balance sheets as of June 30 as follows:

	Balance sheet classification	2014		2013
		Level 1	Level 2	Level 1	Level 2
Assets
Foreign exchange derivative contracts	Other current assets	$—	$—	$—	$4
Commodity purchase derivative contracts	Other current assets	—	1	—	—
Trust assets for nonqualified deferred compensation plans	Other assets	31	—	—	—

		$31	$1	$—	$4

Liabilities
Commodity purchase derivative contracts	Accrued liabilities	$—	$1	$—	$3
Interest rate derivative contracts	Accrued liabilities	—	13	—	—
Foreign exchange derivative contracts	Accrued liabilities	—	3	—	—

		$—	$17	$—	$3

For derivative instruments designated and qualifying as cash flow hedges, the effective portion of gains or losses is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The estimated amount of the existing net loss in OCI as of June 30, 2014, expected to be reclassified into earnings within the next twelve months is $8. Gains and losses on derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. During each of the fiscal years ended June 30, 2014, 2013 and 2012, hedge ineffectiveness was not significant.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The effects of derivative instruments designated as hedging instruments on OCI and the consolidated statements of earnings were as follows during the fiscal years ended June 30:

	Gains (losses) recognized in OCI			Gains (losses) reclassified from OCI and recognized in earnings
	2014	2013	2012	2014	2013	2012
Commodity purchase derivative contracts	$2	$(1)	$(1)	$—	$—	$4
Interest rate derivative contracts	(13)	(1)	(39)	(4)	(3)	(2)
Foreign exchange derivative contracts	(3)	3	3	4	—	2

Total	$(14)	$1	$(37)	$—	$(3)	$4

The gains reclassified from OCI and recognized in earnings during the fiscal years ended June 30, 2014 and 2012, for commodity purchase and foreign exchange contracts were included in cost of products sold. The losses reclassified from OCI and recognized in earnings during the fiscal years ended June 30, 2014, 2013 and 2012, for interest rate contracts were included in interest expense.

Changes in the value of the trust assets related to certain of the Company’s nonqualified deferred compensation plans were $(1) for the fiscal year ended June 30, 2014, and were reflected in other income, net, in the consolidated statements of earnings.

Other

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values as of June 30, 2014 and 2013, due to their short maturity and nature. The estimated fair value of long-term debt, including current maturities, was $2,265 and $2,263 as of June 30, 2014 and 2013, respectively. The fair value of long-term debt was determined using secondary market prices quoted by corporate bond dealers, and was classified as Level 2.

NOTE 11. OTHER LIABILITIES

Other liabilities consisted of the following as of June 30:

	2014	2013
Venture agreement net terminal obligation	$290	$284
Employee benefit obligations	289	270
Taxes	76	74
Other	113	114

Total	$768	$742

Venture Agreement

The Company has an agreement with The Procter & Gamble Company (P&G) for its Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the estimated value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2014 and 2013, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business, which is included in cost of products sold.

The agreement, entered into in 2003, has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty-free basis for the licensed products marketed.

Deferred Gain on Sale-leaseback Transaction

In December 2012, the Company completed a sale-leaseback transaction under which it sold its general office building in Oakland, Calif., to an unrelated party for net proceeds of $108 and entered into a 15-year operating lease agreement with renewal options with the buyer for a portion of the building. The Company deferred recognition of the portion of the total gain on the sale that was equivalent to the present value of the lease payments and will continue to amortize such amount to earnings ratably over the lease term. As of June 30, 2014 and 2013, the long-term portion of the deferred gain of $43 and $47, respectively, was included in Other in the table above.

NOTE 12. OTHER CONTINGENCIES AND GUARANTEES

Contingencies

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $14 and $13 as of June 30, 2014 and 2013, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2014 and 2013. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

In October 2012, a Brazilian appellate court issued an adverse decision in a lawsuit pending in Brazil against the Company and one of its wholly owned subsidiaries, The Glad Products Company (Glad). The lawsuit was initially filed in a Brazilian lower court in 2002 by two Brazilian companies and one Uruguayan company (collectively, Petroplus) related to joint venture agreements for the distribution of STP auto-care products in Brazil with three companies that became subsidiaries of the Company as a result of the Company’s merger with First Brands Corporation in January 1999 (collectively, Clorox Subsidiaries). The pending lawsuit seeks indemnification for damages and losses for alleged breaches of the joint venture agreements and abuse of economic power by the Company and Glad. Petroplus had previously unsuccessfully raised the same claims and sought damages from the Company and the Clorox Subsidiaries in an International Chamber of Commerce (ICC) arbitration proceeding in Miami, Florida, filed in 2001. The ICC arbitration panel unanimously ruled against Petroplus in a final decision in November 2003 (Final ICC Arbitration Award). The Final ICC Arbitration Award was ratified by the Superior Court of Justice of Brazil in May 2007 (Foreign Judgment), and the United States District Court for the Southern District of Florida subsequently confirmed the Final ICC Arbitration Award and recognized and adopted the Foreign Judgment as a judgment of the United States District Court for the Southern District of Florida (U.S. Judgment). Despite this, in March 2008, a Brazilian lower court ruled against the Company and Glad in the pending lawsuit and awarded Petroplus R$23 ($13) plus interest. The value of that judgment, including interest and foreign exchange fluctuations as of June 30, 2014, was approximately $39.

Among other defenses, because the Final ICC Arbitration Award, the Foreign Judgment and the U.S. Judgment relate to the same claims as those in the pending lawsuit, the Company believes that Petroplus is precluded from re-litigating these claims. Based on the unfavorable appellate court decision, the Company believes that it is reasonably possible that a loss could be incurred in this matter in excess of amounts accrued, and that the estimated range of such loss in this matter is from $0 to $33. The Company continues to believe that its defenses are meritorious, and has appealed the decision to the highest courts of Brazil. In the first stage of the appellate process, in December 2013 the appellate court declined to admit the Company’s appeals to the highest courts. The Company then appealed directly to the highest courts and in May 2014, the Supreme Court of Justice agreed to consider the Company’s appeal. Expenses related to this litigation and any potential additional loss would be reflected in discontinued operations, consistent with the Company’s classification of expenses related to its discontinued Brazil operations.

In a separate action filed in 2004 by Petroplus, a lower Brazilian court in January 2013 nullified the Final ICC Arbitration Award. The Company believes this judgment is inconsistent with the Foreign Judgment and the U.S. Judgment and that it is without merit. The Company appealed this decision, and the lower court decision was overturned by the appellate court in April 2014. Petroplus has appealed this decision to Brazil’s highest court.

Glad and the Clorox Subsidiaries have also filed separate lawsuits against Petroplus alleging misuse of the STP trademark and related matters, which are currently pending before Brazilian courts, and have taken other legal actions against Petroplus, which are pending. Additionally, in November 2013, the Clorox Subsidiaries initiated a new ICC arbitration seeking damages against Petroplus.

The Company is subject to various lawsuits, claims and other loss contingencies relating to issues such as contract disputes, product liability, patents and trademarks, advertising, and employee and other matters. Based on management’s analysis, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

NOTE 12. OTHER CONTINGENCIES AND GUARANTEES (Continued)

Guarantees

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The Company had not recorded any liabilities on the aforementioned guarantees as of June 30, 2014 and 2013.

As of June 30, 2014, the Company was a party to letters of credit of $12, primarily related to one of its insurance carriers, of which $0 had been drawn upon.

NOTE 13. STOCKHOLDERS’ EQUITY

On May 13, 2013, the Company’s board of directors terminated the share repurchase programs previously authorized on May 13, 2008, and May 18, 2011, and authorized a new share repurchase program for an aggregate purchase amount of up to $750. This open market share repurchase program is in addition to the Company’s evergreen repurchase program (Evergreen Program), the purpose of which is to offset the impact of stock dilution related to stock-based awards. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2014		2013		2012
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$—	—	$158	2,429
Evergreen Program	260	3,046	128	1,500	67	990

Total	$260	3,046	$128	1,500	$225	3,419

During fiscal years 2014, 2013 and 2012, the Company declared dividends per share of $2.87, $2.63 and $2.44, respectively, and paid dividends per share of $2.84, $2.56 and $2.40, respectively.

In February 2013, the FASB issued an update to current accounting standards related to disclosures of reclassifications out of accumulated other comprehensive income. The presentation requirements were adopted by the Company effective July 1, 2013, and are reflected below.

Changes in accumulated other comprehensive net losses by component were as follows:

	Foreign currency translation adjustments	Net unrealized (losses) gains on derivatives	Pension and postretirement benefit adjustments	Total
Balance as of June 30, 2012, net of tax	$(198)	$(33)	$(165)	$(396)
Other comprehensive (loss) income before reclassifications	(11)	—	31	20
Amounts reclassified from accumulated other comprehensive net losses	—	3	6	9

Net other comprehensive (loss) income	(11)	3	37	29

Balance as of June 30, 2013, net of tax	$(209)	$(30)	$(128)	$(367)

Other comprehensive losses before reclassifications	(37)	(9)	(9)	(55)
Amounts reclassified from accumulated other comprehensive net losses	—	—	5	5

Net other comprehensive losses	(37)	(9)	(4)	(50)

Balance as of June 30, 2014, net of tax	$(246)	$(39)	$(132)	$(417)

NOTE 13. STOCKHOLDERS’ EQUITY (Continued)

Pension and postretirement benefit reclassification adjustments are reflected in cost of products sold and selling and administrative expenses.

NOTE 14. NET EARNINGS PER SHARE (EPS)

The following is the reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic net EPS to those used to calculate diluted net EPS:

	2014	2013	2012
Basic	129,558	131,075	130,852
Dilutive effect of stock options and other	2,184	1,894	1,458

Diluted	131,742	132,969	132,310

During fiscal years 2014 and 2013, the Company included all stock options to purchase shares of the Company’s common stock in the calculations of diluted net EPS because the average market price was greater than the exercise price of all outstanding options.

During fiscal year 2012, the Company did not include stock options to purchase approximately 1.8 million shares of the Company’s common stock in the calculations of diluted net EPS because their exercise price was greater than the average market price, making them anti-dilutive.

NOTE 15. STOCK-BASED COMPENSATION PLANS

In November 2012, the Company’s stockholders voted to approve the amended and restated 2005 Stock Incentive Plan (Plan). The Plan permits the Company to grant various nonqualified stock-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, stock appreciation rights and other stock-based awards. The primary amendment reflected in the Plan was an increase of approximately 3 million common shares that may be issued for stock-based compensation purposes. As of June 30, 2014, the Company is authorized to grant up to approximately 7 million common shares under the Plan, and, as of June 30, 2014, approximately 6 million shares were available for grant.

Compensation cost and the related income tax benefit recognized for stock-based compensation plans were classified as indicated below for the fiscal years ended June 30.

	2014	2013	2012
Cost of products sold	$4	$4	$3
Selling and administrative expenses	29	28	22
Research and development costs	3	3	2

Total compensation cost	$36	$35	$27

Related income tax benefit	$13	$13	$10

Cash received during fiscal years 2014, 2013 and 2012 from stock options exercised under all stock-based payment arrangements was $86, $121 and $79, respectively. The Company issues shares for stock-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to stock-based awards (Note 13 – Stockholders’ Equity).

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

NOTE 15. STOCK-BASED COMPENSATION PLANS (Continued)

Stock Options

The fair value of each stock option award granted during fiscal years 2014, 2013 and 2012 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2014	2013	2012
Expected life	5.7 years	5.7 years	4.9 - 5.7 years
Weighted-average expected life	5.7 years	5.7 years	5.7 years
Expected volatility	18.4% to 18.5%	18.7% to 19.2%	21.9% to 25.9%
Weighted-average volatility	18.5%	19.1%	23.5%
Risk-free interest rate	1.8% to 1.9%	0.6% to 0.8%	0.9% to 1.1%
Weighted-average risk-free interest rate	1.8%	0.7%	0.9%
Dividend yield	3.4%	3.2%-3.6%	3.5%-3.8%
Weighted-average dividend yield	3.4%	3.6%	3.5%

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for employee groups. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures.

The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

Details of the Company’s stock option activities are summarized below:

	Number of Shares	Weighted- Average Exercise Price per Share	Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)
Options outstanding as of June 30, 2013	10,257	$65	7 years	$184
Granted	1,795	84
Exercised	(1,450)	60
Cancelled	(234)	75

Options outstanding as of June 30, 2014	10,368	$69	6 years	$232

Options vested as of June 30, 2014	5,772	$64	5 years	$159

The weighted-average fair value per share of each option granted during fiscal years 2014, 2013 and 2012, estimated at the grant date using the Black-Scholes option pricing model, was $9.69, $6.96 and $9.24, respectively. The total intrinsic value of options exercised in fiscal years 2014, 2013 and 2012 was $42, $45 and $29, respectively.

Stock option awards outstanding as of June 30, 2014, have been granted at prices that are either equal to or above the market value of the stock on the date of grant. Stock option grants generally vest over four years and expire no later than ten years after the grant date. The Company recognizes compensation expense ratably over the vesting period. As of June 30, 2014, there was $17 of total unrecognized compensation cost related to non-vested options, which is expected to be recognized over a remaining weighted-average vesting period of one year, subject to forfeiture changes.

NOTE 15. STOCK-BASED COMPENSATION PLANS (Continued)

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by actual and estimated forfeitures. Restricted stock grants receive dividend distributions earned during the vesting period upon vesting.

As of June 30, 2014, there was $1 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of one year. The total fair value of the shares that vested in fiscal years 2014, 2013 and 2012 was less than $1, $1 and $3, respectively. The weighted-average grant-date fair value of awards granted was $89.25, $72.28 and $68.52 per share for fiscal years 2014, 2013 and 2012, respectively.

A summary of the status of the Company’s restricted stock awards as of June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Restricted stock awards as of June 30, 2013	11	$68
Granted	13	89
Vested	(3)	67
Forfeited	—	—

Restricted stock awards as of June 30, 2014	21	$81

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance period is three years and the final payout determination is made at the end of the three-year performance period. Performance unit grants receive dividends earned during the vesting period upon vesting.

The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects actual and estimated forfeitures, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted, as necessary, on a quarterly basis based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is adjusted in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of the grant day target.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. As of June 30, 2014, there was $19 in unrecognized compensation cost related to non-vested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of one year. The weighted-average grant-date fair value of awards granted was $84.45, $72.11 and $68.17 per share for fiscal years 2014, 2013 and 2012, respectively.

A summary of the status of the Company’s performance unit awards as of June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Performance unit awards as of June 30, 2013	1,335	$66
Granted	347	84
Distributed	(35)	54
Forfeited	(426)	67

Performance unit awards as of June 30, 2014	1,221	$73

Perfomance units vested and deferred as of June 30, 2014	168	$56

NOTE 15. STOCK-BASED COMPENSATION PLANS (Continued)

The non-vested performance units outstanding as of June 30, 2014 and 2013, were 1,053,000 and 1,116,000, respectively, and the weighted average grant date fair value was $74.68 and $69.01 per share, respectively. No shares vested during fiscal year 2014. The total fair value of shares vested was $0, $14 and $34 during fiscal years 2014, 2013 and 2012, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by eligible recipients, as deferred stock. During fiscal year 2013, $13 of the vested awards was paid by the issuance of shares. During fiscal year 2013, $1 of the vested awards was deferred. Deferred shares continue to earn dividends, which are also deferred.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the completion of a director’s service.

During fiscal year 2014, the Company granted 16,000 deferred stock units, reinvested dividends of 7,000 units and distributed 23,000 shares, which had a weighted-average fair value on grant date of $91.79, $88.96 and $66.79 per share, respectively. As of June 30, 2014, 233,000 units were outstanding, which had a weighted-average fair value on the grant date of $62.84 per share.

NOTE 16. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases, and the Company’s existing contracts will expire by 2027. The Company expects that, in the normal course of business, existing contracts will be renewed or replaced by other leases. Rental expense for all operating leases was $71, $71 and $68 in fiscal years 2014, 2013 and 2012, respectively. The future minimum rental payments required under the Company’s existing non-cancelable lease agreements as of June 30, 2014, are expected to be $47, $45, $41, $37, $32 and $127 in fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

The future minimum rental payments required under the Company’s existing non-cancelable lease agreement’s for the corporate headquarters and primary research and development facility as of June 30, 2014, are expected to be $10, $11, $11, $11, $11 and $69 in fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively. These amounts are included in the Company’s future minimum rental payments disclosed above.

The Company is also a party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments and service contracts. Approximately 17% of the Company’s purchase obligations in fiscal years 2015 through 2019 relate to service contracts for information technology that has been outsourced. The contracts included above are entered into during the regular course of business based on expectations of future needs. Many of these contracts are short term in nature and are flexible to allow for changes in the Company’s business and related requirements. As of June 30, 2014, the Company’s purchase obligations, including the services related to information technology, totaled $246, $87, $65, $51, $33 and $7 for fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

NOTE 17. OTHER INCOME, NET

The major components of other income, net, for the fiscal years ended June 30 were:

	2014	2013	2012
Income from equity investees	$(13)	$(12)	$(11)
Insurance and other settlements	(5)	—	—
Interest income	(3)	(3)	(3)
Income from transition and related services	(1)	(3)	(6)
Amortization of trademarks and other intangible assets (Note 7)	8	9	9
Intangible asset impairment charges (Note 7)	3	—	—
Foreign exchange transaction losses, net (Note 1)	1	8	1
Low-income housing partnership gains and other, net	—	(3)	(2)

Total	$(10)	$(4)	$(12)

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests in low-income housing partnerships, which are accounted for using the equity method of accounting. The Company’s investment balance as of June 30, 2014 and 2013, was $4 and $6, respectively. These partnerships are considered to be variable interest entities; however, the Company does not consolidate them because it does not have the power to direct the partnerships’ activities that significantly impact their economic performance. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. All available tax benefits from low-income housing tax credits provided by the partnerships were claimed as of fiscal year 2012. The risk that previously claimed low-income housing tax credits might be recaptured or otherwise retroactively invalidated is considered remote.

NOTE 18. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following as of June 30:

	2014	2013	2012
Current
Federal	$247	$245	$197
State	34	23	12
Foreign	45	19	45

Total current	326	287	254

Deferred
Federal	(19)	(1)	(4)
State	2	(2)	1
Foreign	(4)	(5)	(8)

Total deferred	(21)	(8)	(11)

Total	$305	$279	$243

The components of earnings from continuing operations before income taxes, by tax jurisdiction, consisted of the following as of June 30:

	2014	2013	2012
United States	$754	$724	$649
Foreign	130	128	129

Total	$884	$852	$778

NOTE 18. INCOME TAXES (Continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows as of June 30:

	2014	2013	2012
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.6	1.7	1.1
Tax differential on foreign earnings	(0.3)	(2.9)	(2.0)
Domestic manufacturing deduction	(2.3)	(2.3)	(2.3)
Change in Valuation Allowance	0.6	0.7	0.8
Other differences	(1.0)	0.5	(1.3)

Effective tax rate	34.6%	32.7%	31.3%

The lower effective tax rate for fiscal year 2013 compared to fiscal year 2014 was primarily due to favorable tax settlements and lower taxes on foreign earnings.

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $186 of undistributed earnings of certain foreign subsidiaries as of June 30, 2014, because these earnings are considered indefinitely reinvested. The net federal income tax liability that could arise if these earnings were not indefinitely reinvested is approximately $50. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

Tax benefits resulting from stock-based payment arrangements that are in excess of the tax benefits recorded in net earnings over the vesting period of those arrangements (excess tax benefits) are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $11, $11, and $10, were realized and recorded to additional paid-in capital for the fiscal years 2014, 2013 and 2012, respectively.

The components of deferred tax assets (liabilities) as of June 30 are shown below:

	2014	2013
Deferred tax assets
Compensation and benefit programs	$171	$176
Basis difference related to Venture Agreement	30	30
Accruals and reserves	53	55
Inventory costs	20	20
Net operating loss and tax credit carryforwards	37	33
Other	63	51

Subtotal	374	365
Valuation allowance	(51)	(36)

Total deferred tax assets	323	329

Deferred tax liabilities
Fixed and intangible assets	(269)	(273)
Low-income housing partnerships	(24)	(23)
Unremitted foreign earnings	(8)	(18)
Other	(26)	(24)

Total deferred tax liabilities	(327)	(338)

Net deferred tax liabilities	$(4)	$(9)

NOTE 18. INCOME TAXES (Continued)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance were as follows as of June 30:

	2014	2013
Valuation allowance at beginning of year	$(36)	$(20)
Net decrease in realizability of foreign deferred tax assets	(12)	(9)
Net increase in foreign net operating loss carryforward and other	(3)	(7)

Valuation allowance at end of year	$(51)	$(36)

As of June 30, 2014, the Company had foreign tax credit carryforwards of $19 for U.S. income tax purposes. Tax credit carryforwards in foreign jurisdictions of $14 have expiration dates in fiscal year 2016. Tax benefits from foreign net operating loss carryforwards of $19 have expiration dates between fiscal years 2016 and 2025. Tax benefits from foreign net operating loss carryforwards of $4 may be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. The federal statute of limitations has expired for all tax years through June 30, 2010. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

Certain issues relating to fiscal years 1996 through 2000 were effectively settled by the Company and the Canadian Revenue Agency in the first quarter of fiscal year 2012, resulting in a net benefit of tax and interest of $7. No tax benefits had previously been recognized for these issues in the Company’s consolidated financial statements.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2014 and 2013, the total balance of accrued interest and penalties related to uncertain tax positions was $11 and $8, respectively. Interest and penalties included in income tax expense resulted in a net expense of $3, a net expense of $1, and a net benefit of $3 in fiscal years 2014, 2013 and 2012, respectively. The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

	2014	2013	2012
Unrecognized tax benefits - July 1	$69	$80	$97
Gross increases - tax positions in prior periods	3	3	4
Gross decreases - tax positions in prior periods	(5)	(19)	(17)
Gross increases - current period tax positions	7	7	5
Gross decreases - current period tax positions	—	—	(1)
Lapse of applicable statute of limitations	(1)	(2)	(2)
Settlements	(2)	—	(6)

Unrecognized tax benefits - June 30	$71	$69	$80

Included in the balance of unrecognized tax benefits as of June 30, 2014, 2013 and 2012, are potential benefits of $58, $56 and $56, respectively, which if recognized, would affect the effective tax rate on earnings.

In the twelve months succeeding June 30, 2014, it is reasonably possible that up to $30 of other unrecognized tax benefits may be recognized. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 19. EMPLOYEE BENEFIT PLANS

Retirement Income Plans

Effective July 1, 2011, and as part of a set of long-term, cost-neutral enhancements to the Company’s overall employee benefit plans, the domestic qualified plan was frozen for service accrual and eligibility purposes for most participants, however, interest credits have continued to accrue on participant balances. As of June 30, 2014 and 2013, the benefits of the domestic qualified plan are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plan in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plan consist primarily of investments in cash equivalents, mutual funds and common collective trusts. The Company did not make any contributions to its domestic qualified retirement income plan during fiscal years 2014, 2013 and 2012. The Company’s funding policy for its qualified plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate.

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

Contributions made to the domestic nonqualified retirement income plans were $13, $11 and $11 in fiscal years 2014, 2013 and 2012, respectively. Contributions made to the foreign retirement income plans were $2, $1 and $1 in fiscal years 2014, 2013 and 2012, respectively.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met or stated reimbursements up to a specified dollar subsidy amount. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain plans.

The assumed domestic health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.3% for medical and 7.7% for prescription drugs for fiscal year 2014. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2028. The health care cost trend rate assumption has an effect on the amounts reported. The effect of a hypothetical 100 basis point increase or decrease in the assumed domestic health care cost trend rate on the total service and interest cost components, and the postretirement benefit obligation would have been $0, $0 and $1 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

Financial Information Related to Retirement Income and Retirement Health Care

Summarized information for the Company’s retirement income and retirement health care plans at and for the fiscal years ended June 30 is as follows:

	Retirement Income		Retirement Health Care
	2014	2013	2014	2013
Change in benefit obligations:
Projected benefit obligation at beginning of year	$612	$646	$51	$63
Service cost	3	4	1	1
Interest cost	27	24	2	2
Actuarial (gain) loss	47	(27)	(2)	(9)
Plan amendments	—	—	(2)	(5)
Translation and other adjustment	(6)	—	—	—
Benefits paid	(42)	(35)	(1)	(1)

Projected benefit obligation at end of year	641	612	49	51

Change in plan assets:
Fair value of assets at beginning of year	408	394	—	—
Actual return on plan assets	51	37	—	—
Employer contributions to nonqualified plans	15	12	1	1
Benefits paid	(42)	(35)	(1)	(1)

Fair value of plan assets at end of year	432	408	—	—

Accrued benefit cost, net funded status	$(209)	$(204)	$(49)	$(51)

Amount recognized in the balance sheets consists of:
Pension benefit assets	$2	$—	$—	$—
Current accrued benefit liability	$(14)	$(17)	$(4)	$(4)
Non-current accrued benefit liability	(197)	(187)	(45)	(47)

Accrued benefit cost, net	$(209)	$(204)	$(49)	$(51)

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

Retirement income plans with an accumulated benefit obligation (ABO) in excess of plan assets as of June 30 were as follows:

	Pension Plans		Other Retirement Plans
	2014	2013	2014	2013
Projected benefit obligation	$538	$529	$78	$80
Accumulated benefit obligation	538	528	78	80
Fair value of plan assets	405	405	—	—

The ABO for all pension plans was $563, $530 and $561 as of June 30, 2014, 2013 and 2012, respectively. The ABO for all retirement income plans increased by $31 in fiscal year 2014, primarily due to a decrease in the discount rate assumption.

The net costs of the retirement income and health care plans for the fiscal years ended June 30 included the following components:

	Retirement Income			Retirement Health Care
	2014	2013	2012	2014	2013	2012
Service cost	$3	$4	$—	$1	$1	$1
Interest cost	27	24	29	2	2	3
Expected return on plan assets	(25)	(29)	(31)	—	—	—
Amortization of unrecognized items	11	12	8	(4)	(2)	(3)

Total	$16	$11	$6	$(1)	$1	$1

Items not yet recognized as a component of postretirement expense as of June 30, 2014, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$247	$(29)
Prior service cost (benefit)	1	(9)
Net deferred income tax (assets) liabilities	(92)	14

Accumulated other comprehensive loss (income)	$156	$(24)

Net actuarial loss (gain) recorded in accumulated other comprehensive net losses for the fiscal year ended June 30, 2014, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) at beginning of year	$239	$(29)
Amortization during the year	(11)	2
Loss (gain) during the year	19	(2)

Net actuarial loss (gain) at end of year	$247	$(29)

The Company uses the straight-line amortization method for unrecognized prior service costs and benefits. In fiscal year 2015, the Company expects to recognize, on a pre-tax basis, approximately less than $1 of the prior service cost and $11 of the net actuarial loss as a component of net periodic benefit cost for the retirement income plans, and approximately $1 of the prior service credit and $3 of the net actuarial gain as a component of net periodic benefit cost for the retirement health care plans.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations as of June 30 were as follows:

	Retirement Income		Retirement Health Care
	2014	2013	2014	2013
Discount rate	4.05%	4.39%	4.00%	4.33%
Rate of compensation increase	4.46%	3.44%	n/a	n/a

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs as of June 30 were as follows:

	Retirement Income
	2014	2013	2012
Discount rate	4.39%	3.87%	5.31%
Rate of compensation increase	3.44%	3.71%	3.93%
Expected return on plan assets	6.61%	7.50%	8.12%

	Retirement Health Care
	2014	2013	2012
Discount rate	4.33%	3.86%	5.29%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

Expected benefit payments for the Company’s pension and other postretirement plans as of June 30, 2014, were as follows:

	Retirement Income	Retirement Health Care
2015	$38	$4
2016	39	4
2017	40	3
2018	41	3
2019	39	3
Fiscal years 2020 through 2024	196	13

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

The target allocations and weighted average asset allocations by asset category of the investment portfolio for the Company’s domestic retirement income plans as of June 30 were:

	% Target Allocation		% of Plan Assets
	2014	2013	2014	2013
U.S. equity	11%	20%	11%	20%
International equity	12	21	12	21
Fixed income	74	54	74	54
Other	3	5	3	5

Total	100%	100%	100%	100%

The target asset allocation is determined based on the optimal balance between risk and return and, at times, may be adjusted to achieve the plan’s overall investment objective to generate sufficient resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30:

	2014
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3

Common collective trusts
Bond funds	—	309	309
International equity funds	—	64	64
Domestic equity funds	—	44	44
Real Estate fund	—	12	12

Total common collective trusts	—	429	429

Total assets at fair value	$3	$429	$432

	2013
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3

Common collective trusts
Bond funds	—	217	217
International equity funds	—	93	93
Domestic equity funds	—	77	77
Real Estate fund	—	18	18

Total common collective trusts	—	405	405

Total assets at fair value	$3	$405	$408

The carrying value of cash equivalents approximates its fair value as of June 30, 2014 and 2013.

Common collective trust funds are not publicly traded and, therefore, are classified as Level 2. They are valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2014 and 2013.

The common collective trusts are invested in various trusts that attempt to achieve their investment objectives by investing primarily in other collective investment funds which have characteristics consistent with each trust’s overall investment objective and strategy.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The plans include The Clorox Company 401(k) Plan, The Clorox Company 2011 Nonqualified Defined Benefit Plan and the Executive Retirement Plan. The aggregate cost of the domestic defined contribution plans was $43, $45 and $50 in fiscal years 2014, 2013 and 2012, respectively. Included in the aggregate cost was the cost of The Clorox Company 401(k) Plan of $38, $40 and $46 in fiscal years 2014, 2013 and 2012, respectively. The Company also has defined contribution plans for certain international employees. The aggregate cost of these foreign plans was $3, $1 and $1 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

NOTE 20. SEGMENT REPORTING

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Household, Lifestyle and International.

•	Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare® brands.

•	Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

•	Lifestyle consists of food products, water-filtration systems and filters, and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® brand.

•	International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers and natural personal care products, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Certain non-allocated administrative costs, interest income, interest expense and various other non-operating income and expenses are reflected in Corporate. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

Argentina

The operating environment in Argentina presents business challenges, including price controls on some of the Company’s products, a devaluing currency and inflation. For the fiscal years ended June 30, 2014, 2013 and 2012, the value of the Argentine peso (ARS) per USD declined 34%, 16% and 9%, respectively. In addition, in July 2014, the Argentine government defaulted on debt payment agreements. As of June 30, 2014, using an exchange rate of 8.1 ARS per USD, the Company’s Argentina subsidiary had total assets of $105, including cash and cash equivalents of $25, net receivables of $20, inventories of $15, net property, plant and equipment of $20 and intangible assets excluding goodwill of $5. Goodwill for Argentina is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40%. Net sales from the Company’s Argentina subsidiary represented approximately 3%, 4% and 3% of the Company’s consolidated net sales for each of the fiscal years ended June 30, 2014, 2013 and 2012, respectively. The Company is closely monitoring developments in Argentina and is taking steps intended to mitigate the adverse conditions.

NOTE 20. SEGMENT REPORTING (Continued)

	Fiscal Year	Cleaning	Household	Lifestyle	International	Corporate	Total Company
Net sales	2014	$1,776	$1,709	$936	$1,093	$—	$5,514
	2013	1,783	1,693	929	1,128	—	5,533
	2012	1,692	1,676	901	1,110	—	5,379
Earnings (losses) from continuing operations before income taxes	2014	428	326	258	99	(227)	884
	2013	420	336	259	95	(258)	852
	2012	381	298	265	106	(272)	778
(Losses) earnings from discontinued operations, net of tax	2014	—	—	—	(21)	—	(21)
	2013	—	—	—	(1)	—	(1)
	2012	—	—	—	6	—	6
Income from equity investees	2014	—	—	—	13	—	13
	2013	—	—	—	12	—	12
	2012	—	—	—	11	—	11
Total assets	2014	887	745	869	1,190	567	4,258
	2013	905	799	878	1,202	527	4,311
Capital expenditures	2014	37	53	11	31	5	137
	2013	57	72	19	24	18	190
	2012	63	79	18	29	—	189
Depreciation and amortization	2014	49	67	19	25	17	177
	2013	52	69	19	26	14	180
	2012	45	73	18	24	17	177
Significant noncash charges included in earnings (losses) from continuing operations before income taxes: Share-based compensation	2014	11	9	5	1	10	36
	2013	10	9	5	1	10	35
	2012	13	12	6	1	(5)	27

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Net sales to the Company’s largest customer, Walmart Stores, Inc. and its affiliates, were 27% of consolidated net sales for each of the fiscal years ended 2014, 2013 and 2012, and occurred in each of the Company’s reportable segments. No other customers accounted for more than 10% of consolidated net sales in any of these fiscal years. During each of fiscal years 2014, 2013 and 2012, the Company’s five largest customers accounted for 45% of its net sales.

The Company has three product lines that have accounted for 10% or more of consolidated net sales during each of the past three fiscal years. In fiscal years 2014, 2013 and 2012, sales of liquid bleach represented approximately 13%, 14% and 14% of the Company’s consolidated net sales, respectively, approximately 26%, 26% and 26% of net sales in the Cleaning segment, respectively, and approximately 28%, 28% and 27% of net sales in the International segment, respectively. Sales of trash bags represented approximately 13% of the Company’s consolidated net sales in each of the fiscal years 2014, 2013 and 2012, approximately 36%, 37% and 35% of net sales in the Household segment and approximately 8%, 10% and 10% of net sales in the International segment, respectively. Sales of charcoal represented approximately 11%, 10% and 11% of the Company’s consolidated net sales and approximately 34%, 32% and 35% of net sales in the Household segment in fiscal years 2014, 2013 and 2012, respectively.

NOTE 20. SEGMENT REPORTING (Continued)

Net sales and property, plant and equipment, net, by geographic area as of and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2014	$4,466	$1,048	$5,514
	2013	4,448	1,085	5,533
	2012	4,316	1,063	5,379
Property, plant and equipment, net	2014	$825	$152	$977
	2013	860	161	1,021

NOTE 21. RELATED PARTY TRANSACTIONS

The Company holds various equity investments with ownership percentages of up to 50% in a number of consumer products businesses, most of which operate outside the United States. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment.

Transactions with the Company’s equity investees typically represent payments for contract manufacturing and purchases of raw materials. Payments to related parties, including equity investees, for such transactions during the fiscal years ended June 30, 2014, 2013 and 2012 were $57, $50 and $49, respectively. Receipts from and ending accounts receivable and payable balances related to the Company’s related parties were not significant during and as of the end of each of the fiscal years presented.

NOTE 22. UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2014
Net sales	$1,343	$1,308	$1,366	$1,497	$5,514

Cost of products sold	$759	$753	$791	$855	$3,158

Earnings from continuing operations	$139	$118	$151	$171	$579

Losses from discontinued operations, net of tax	$(3)	$(3)	$(14)	$(1)	$(21)

Net earnings	$136	$115	$137	$170	$558

Per common share:
Basic
Continuing operations	$1.07	$0.91	$1.16	$1.32	$4.47
Discontinued operations	(0.03)	(0.02)	(0.11)	—	(0.16)

Basic net earnings per share	$1.04	$0.89	$1.05	$1.32	$4.31

Diluted
Continuing operations	$1.05	$0.90	$1.14	$1.30	$4.39
Discontinued operations	(0.02)	(0.03)	(0.10)	(0.01)	(0.16)

Diluted net earnings per share	$1.03	$0.87	$1.04	$1.29	$4.23

Dividends declared per common share	$0.71	$0.71	$0.71	$0.74	$2.87
Market price (NYSE)
High	$87.60	$96.76	$92.75	$93.43	$96.76
Low	81.25	80.20	83.70	86.56	80.20
Year-end					91.40
Fiscal year ended June 30, 2013
Net sales	$1,314	$1,302	$1,392	$1,525	$5,533

Cost of products sold	$746	$743	$802	$851	$3,142

Earnings from continuing operations	$132	$124	$135	$182	$573

Earnings (losses) from discontinued operations, net of tax	$1	$(1)	$(2)	$1	$(1)

Net earnings	$133	$123	$133	$183	$572

Per common share:
Basic
Continuing operations	$1.01	$0.95	$1.02	$1.39	$4.37
Discontinued operations	0.01	(0.01)	(0.01)	—	—

Basic net earnings per share	$1.02	$0.94	$1.01	$1.39	$4.37

Diluted
Continuing operations	$1.00	$0.94	$1.01	$1.37	$4.31
Discontinued operations	0.01	(0.01)	(0.01)	—	(0.01)

Diluted net earnings per share	$1.01	$0.93	$1.00	$1.37	$4.30

Dividends declared per common share	$0.64	$0.64	$0.64	$0.71	$2.63
Market price (NYSE)
High	$73.65	$76.74	$88.63	$90.10	$90.10
Low	69.67	71.00	73.50	81.12	69.67
Year-end					83.14

FIVE-YEAR FINANCIAL SUMMARY

The Clorox Company

	Years ended June 30
Dollars in millions, except per share data	2014	2013	2012	2011 (1) (2)	2010 (1)
OPERATIONS
Net sales	$5,514	$5,533	$5,379	$5,144	$5,120

Gross profit	2,356	2,391	2,272	2,232	2,272

Earnings from continuing operations	$579	$573	$535	$268	$525
(Losses) earnings from discontinued operations, net of tax	(21)	(1)	6	289	78

Net earnings	$558	$572	$541	$557	$603

COMMON STOCK
Earnings per share
Continuing operations
Basic	$4.47	$4.37	$4.09	$1.96	$3.72
Diluted	4.39	4.31	4.05	1.94	3.69
Dividends declared per share	$2.87	$2.63	$2.44	$2.25	$2.05
OTHER DATA
Total assets	$4,258	$4,311	$4,355	$4,163	$4,548
Long-term debt	1,595	2,170	1,571	2,125	2,124

(1)	In November 2010, the Company completed the sale of its global auto care businesses pursuant to the terms of a Purchase and Sale Agreement and received cash consideration of $755. Included in earnings from discontinued operations for fiscal year ended June 30, 2011, is an after-tax gain on the transaction of $247.
(2)	Earnings from continuing operations and net earnings included the $258 noncash goodwill impairment charge recognized in fiscal year 2011 related to the Burt’s Bees® business. Diluted net earnings per share from continuing operations included the impact of $1.86 from this noncash goodwill impairment charge.